Exhibit 10.95

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SANDLOT FACILITIES, LLC,

SANDLOT YOUTH SPORTS HOLDINGS, LLC

HOF VILLAGE NEWCO, LLC

AND

HALL OF FAME RESORT & eNTERTAINMENT COMPANY

DATED AS OF DECEMBER 22, 2023

(i)

(continued)

(ii)

(continued)

		Page

10.07	Severability	41
10.08	Governing Law	41
10.09	Waiver of Jury Trial	41
10.10	Sections and Section Headings	41
10.11	Counterparts; Facsimile Signatures	41
10.12	No Third Party Beneficiaries	42
10.13	Specific Performance; Injunctive Relief	42
10.14	Appendices, Schedules and Exhibits	42
10.15	Purchaser Guarantee	42
10.16	HOFRECO Guarantee	42

(iii)

(continued)

Page
Exhibits

Exhibit A	Company A&R LLC Agreement
Exhibit B	Contribution Agreement
Exhibit C	Facilities Management Agreement
Exhibit D	Food Services Agreement
Exhibit E	Marketing and CFP Programming Collaboration Agreement
Exhibit F	Marketing and SC Programming Collaboration Agreement

Schedules

Schedule A	Agreed Accounting Principals
Schedule B	Business
Schedule C	Master Property Documents
Schedule D	Exclusions to Indebtedness
Schedule E	Permitted Encumbrances
Schedule 2.07(e)(vi)	Consents and Notices
Schedule 7.03(g)	Allocation Methodology
Disclosure Schedule

(iv)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of December 22, 2023, is entered into by and among (a) Sandlot Facilities, LLC, a Delaware limited liability company (the “Purchaser”), (b) Sandlot Youth Sports Holdings, LLC, a Delaware limited liability company, (the “Purchaser Guarantor”), (c) HOF Village Newco, LLC, a Delaware limited liability company (the “Seller”) and (d) Hall of Fame Resort & Entertainment Company, a Delaware corporation (“HOFRECO”). The Purchaser, the Purchaser Guarantor, the Seller and HOFRECO are referred to herein collectively, as the “Parties,” and individually as a “Party.” Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.01.

AGREEMENT

WHEREAS, pursuant to the terms of the Contribution Agreement, certain assets and liabilities used in and relating to the Business will be transferred to Sandlot HOFV Canton SC, LLC, a Delaware limited liability company (the “Company”) prior to the Closing;

WHEREAS, the Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of the Company; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 80% of the Membership Interests (the “Purchased Interests”), upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof, the Parties agree as follows:

ARTICLE I.
DEFINITIONS, CONSTRUCTION

1.01  Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings.

“Act” means the Securities Act of 1933, as amended.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person, including, without limitation, any general partner, managing member, officer or director of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, membership interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Accounting Principles” means the same principles, practices, policies and methodologies used to prepare the illustrative calculation set forth on Schedule A attached hereto.

“Agreement” means this Membership Interest Purchase Agreement, together with its exhibits, appendices and schedules, as may be amended from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, consent, license, permit, qualification, registration, notice, or any waiver of the foregoing, required to be made to or obtained from, any Governmental Body pursuant to any Legal Requirement, or any other Person pursuant to any Legal Requirement or Contract.

“Base Closing Purchase Price” means $10,000,000.

“Business” means the business of, directly or indirectly, owning, planning, developing, marketing, operating, managing, and overseeing the sports fields and related facilities that are set forth on Schedule B.

“Business Day” means any day on which banks are not required or authorized to close in the State of New York.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act (H.R. 748) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the Closing Date).

“Cash” means the aggregate of all cash, cash equivalents and marketable securities held by the Company, determined in accordance with GAAP, including deposits and transfers in transit or in process but excluding outstanding checks, wires and drafts written or issued by the Company, and calculated net of Restricted Cash.

“Center for Performance” means the Center for Performance, located at 1901 Champions Gateway, Canton, OH 44708.

“Closing Cash Amount” means the amount of all Cash as of the Effective Time.

“Closing Indebtedness” means the amount of Indebtedness of the Company outstanding as of the Effective Time.

“Closing Net Working Capital” means the Net Working Capital as of the Effective Time.

“Closing Net Working Capital Credit Amount” means the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital.

“Closing Net Working Capital Debit Amount” means the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital.

“Closing Purchase Price” means the Base Closing Purchase Price, minus 80% of the final Closing Indebtedness, minus the final Closing Transaction Expenses owed by the Company, minus 80% the final Closing Net Working Capital Debit Amount, if any, plus 80% of the final Closing Net Working Capital Credit Amount, if any, plus 80% of the final Closing Cash Amount.

“Closing Transaction Expenses” means the amount of the Transaction Expenses outstanding as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means Facilities Management Agreement, Food Services Agreement, Marketing and SC Programming Collaboration Agreement, and Marketing and CFP Programming Collaboration Agreement.

“Commitment” means (a) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other right, obligation or Contract that could require a Person to issue any of its capital stock or other Equity Interests, or to sell any capital stock or other Equity Interests it owns in another Person, (b) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any capital stock or other Equity Interests of a Person or owned by a Person, (c) any statutory pre-emptive right or pre-emptive right granted under a Person’s Organizational Documents and (d) any stock option, stock appreciation right, phantom stock, profit participation, or other similar right with respect to a Person.

“Company A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, in the form of Exhibit A.

“Consent Costs” means fees or out-of-pocket expenses charged by third-party advisors to the Seller or the Company in connection with their obtaining consents or approvals required to consummate the transactions contemplated by this Agreement.

“Contingent Worker” means individual independent contractors, consultants, temporary employees, leased employees, interns (paid or unpaid), or any other workers or agents who are compensated other than through reportable wages paid by the Company and reported on a Form W-2.

“Contract” means any agreement, contract, instrument or other legally binding arrangement, including any amendment, extension, renewal, guarantee or other supplement with respect thereto.

“Contribution Agreement” means the Contribution Agreement, by and among HOFRECO, Seller, HOF Village Youth Fields, LLC and the Company, pursuant to which certain assets and liabilities used in and relating to the Business will be transferred to the Company, in the form of Exhibit B.

“Copyright” means any copyright (registered or unregistered) in both published or unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Purchaser simultaneously with this Agreement disclosing certain facts and information to the Purchaser. The sections in the Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement to which the disclosure relates.

“Effective Time” means 12:01 a.m. eastern time on the Closing Date.

“Encumbrance” means any encumbrance, hypothecation, lien, mortgage, pledge, security interest, title retention or other security arrangement on or with respect to any property (real or personal) or property (real or personal) interest.

“Environmental Condition” means any contamination by a Hazardous Material of surface soils, subsurface soils, surface waters, and ground waters present on, in, or under, or migrating from the Company’s Leased Real Property.

“Environmental Law” means all Legal Requirements concerning pollution or protection of the environment, including any relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, testing, processing, discharge, release, or clean-up of any Hazardous Materials, substances or wastes.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock with respect thereto; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests, ownership interests, beneficiary rights or other partnership/limited liability company interests with respect thereto; and (c) any other equity ownership interest, participation right or securities in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or the Seller, is or was at any time treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA and any general partnership of which the Company or any Seller is or has been a general partner.

“Estimated Closing Purchase Price” means the Base Closing Purchase Price, minus 80% of the Estimated Closing Indebtedness, minus the Estimated Closing Transaction Expenses, minus 80% of the Estimated Closing Net Working Capital Debit Amount, if any, plus 80% of the Estimated Closing Net Working Capital Credit Amount, if any, plus 80% of the Estimated Closing Cash Amount.

“Facilities Management Agreement” means the Facilities Management Agreement between Seller and the Purchaser in the form of Exhibit C.

“Food Services Agreement” means the Food Services Agreement between Seller and the Purchaser in the form of Exhibit D.

“Fraud” means actual fraud under Delaware law (including the requisite elements of (a) false representation, usually one of fact, (b) knowledge or belief that the representation was false (i.e., scienter as opposed to the making of a representation negligently, recklessly or without actual knowledge of its truthfulness), (c) intention to induce the claimant to act or refrain from acting, (d) the claimant’s action or inaction was taken in justifiable reliance upon the representation, and (e) the claimant was damaged by such reliance); provided that, for the avoidance of doubt, “Fraud” shall not include constructive fraud, negligent misrepresentation or other similar theory.

“Fundamental Representations and Warranties” means Seller Fundamental Representations and Purchaser Parties Fundamental Representations.

“GAAP” means generally accepted United States accounting principles applied on a consistent basis.

“Governmental Body” means any (a) nation, State, county, municipality, city, town, village, district, or other jurisdiction of any nature; (b) federal, State, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Material” means any hazardous waste, hazardous material, hazardous substance, petroleum product, oil and waste oil, toxic substance, pollutant, contaminant, or other substances which pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as may be amended from time to time.

“HOFV Master Property Agreements” means those certain agreements set forth on Schedule C.

“HOF Village Youth Fields” means HOF Village Youth Fields, LLC, a Delaware limited liability company.

“Holdback Amount” means an amount equal to $1,500,000, as may be reduced pursuant to Section 2.04(e) and ARTICLE IX, to be retained by the Purchaser as partial security for the benefit of the Purchaser with respect to any payment to the Purchaser of the Deficit Amount, if any, and the indemnification obligations of the Seller under ARTICLE IX, until such remaining amount, if any, is released in accordance with this Agreement.

“Income Tax” means Taxes imposed on net income and franchise Taxes imposed in lieu of Taxes imposed on net income.

“Indebtedness” of a Person means, without duplication, all obligations or liabilities, whether contingent or otherwise and including all obligations for principal, interest, premiums, penalties, fees and breakage costs, of such Person or any of its Subsidiaries (a) in respect of money borrowed (whether current, short-term or long-term, secured or unsecured, and including all overdrafts and negative cash balances), (b) evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or any of its Subsidiaries is responsible or liable (other than performance bonds and letters of credit entered into in the ordinary course of business consistent with past practice of such Person to the extent undrawn or otherwise subject to an outstanding reimbursement obligation and reasonably expected to be undrawn), (c) issued or assumed as the deferred purchase price of property or services, or any earn-out or similar consideration (other than trade payables, accounts payable or other payables reflected on the balance sheet of such Person as current liabilities in the ordinary course of business consistent with past practice of such Person), (d) in respect of conditional sales or under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business), (e) under leases required to be capitalized in accordance with GAAP, (f) secured by an Encumbrance (other than Permitted Encumbrances) against any of its or any of its Subsidiaries’ properties or assets, (g) for bankers’ acceptances or similar credit transactions issued for the account of such Person or any of its Subsidiaries, (h) under any currency or interest rate swap, hedge or similar protection device, (i) under any letters of credit, performance bonds or surety obligations, in each case solely to the extent drawn, (j) in respect of the unfunded portion of pension plans or other Plans (including any matching or other contributions consistent with past practices, whether accrued or not), (k) that would be classified as indebtedness on a balance sheet under GAAP, (l) in respect of deferred revenue liabilities determined in accordance with GAAP (whether short-term or long-term in nature), (m) in respect of all obligations of other Persons of the type referred to in clauses (a)-(l) (other than with respect to Taxes) the payment of which such Person or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of any such obligations; provided, that with respect to the Company and the Business, for purposes of clarity, Indebtedness excludes the obligations set forth on Schedule D.

“Independent Accountant” means RSM US LLP.

“Intellectual Property” means all of the following: (a) Patents; (b) Marks; (c) Copyrights; (d) Trade Secrets; (e) registrations and applications for any of the foregoing; and (f) any and all other intellectual property rights.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means with respect to the Seller, the actual knowledge of Michael Crawford, Benjamin Lee and Tara Charnes, in each case after reasonable due inquiry.

“Leased Real Property” means, with respect to any Person, the real property leased, subleased or licensed by such Person, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by such Person, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of such Person located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Legal Requirement” means applicable common law and any applicable law, statute, regulation, rule, ordinance, Order, administrative order, treaty, standard, decree, or judgment duly enacted, adopted, or promulgated by any Governmental Body and having the force and effect of law.

“Loss” of a Person means any and all loss, liability, damage, obligation, lien, claim, assessment, judgment, action, order, decree, Tax, penalty, fine, cost or expense (including reasonable attorneys’ fees and expenses) suffered or incurred by such Person of any kind or nature (whether or not arising out of third party claims and including any amount paid in investigation, defense or settlement of any of the foregoing).

“Mark” means any registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, social media accounts and Internet domain names, or registrations and applications for registration of any of the foregoing.

“Marketing and CFP Programming Collaboration Agreement” means the Marketing and CFP Programming Collaboration Agreement between Seller and the Purchaser in the form of Exhibit E.

“Marketing and SC Programming Collaboration Agreement” means the Marketing and SC Programming Collaboration Agreement between Seller and the Purchaser in the form of Exhibit F.

“Material Adverse Effect” means any change or effect that (a) is materially adverse to the assets, liabilities, condition (financial or other), business or results of operations of the Company, taken as a whole, including the ability of the Company to operate the Business after the Closing Date without material impediment and after giving effect to the Commercial Agreements; provided, that no change or effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to the Company: (i) any change or effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or political or regulatory conditions or the economy of any region or country in which of the Company conducts business, (ii) any change or effect affecting the industries in which the Company conducts business, (iii) any change or effect arising primarily in connection with acts of God, disasters, emergencies, calamities, or severe weather or meteorological events, (iv) any change or effect arising in connection with global, national or regional political or social changes, actions or conditions, including hostilities, military actions, political instability, political elections, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date of this Agreement, (v) any change in Legal Requirement or GAAP or interpretation thereof or change in accounting standards, regulatory policy or industry standards, solely to the extent occurring after the date of this Agreement, (vi) any change or effect arising from any epidemic, pandemic or disease outbreak (including the COVID-19 virus), unless such changes would reasonably be expected to have a materially disproportionate impact on the assets, liabilities, condition (financial or other), business or results of operations of the Company, taken as a whole, relative to other affected participants in the industries in which the Company conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect), (vii) facts or circumstances relating solely to the Purchaser’s future plans for the Company’s business, (viii) any failure, in and of itself, by the Company to meet any projections, forecasts or estimates (it being understood that the underlying facts giving rise to such failure may be taken in to account in determining whether a Material Adverse Effect has occurred), (ix) any adverse change, effect, condition or event attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement and the Transaction Documents, (x) the fact that the prospective owner of the Company is the Purchaser or any Affiliate of the Purchaser, including any impact thereof on the relationships, contractual or otherwise, with respect to customers, suppliers, vendors and employees of the Company, or (xi) any adverse change, effect, condition or event arising from or resulting from (A) any action that is required by the express terms of the Agreement, or (B) actions taken or not taken at the written request of the Purchaser or its Affiliates, and (b) prevents or materially delays the consummation of the Transactions.

“Net Working Capital” means, as of any applicable measurement date and time, (a) the current assets of the Company calculated and determined in accordance with the Agreed Accounting Principles, giving effect to the closing of the Contribution Agreement but without giving effect to the Transactions, minus (b) the current liabilities of the Company calculated and determined in accordance with the Agreed Accounting Principles, giving effect to the closing of the Contribution Agreement but without giving effect to the Transactions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, certificate or articles of formation, articles of organization, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Real Property” means, with respect to any Person, the real property in which such Person has any fee title (or equivalent) interest, together with all buildings and other structures, facilities and improvements, currently or hereafter located thereon, and all fixtures, systems, equipment, and items of personal property and all other assets or interests of Person located at or attached or appurtenant thereto, including leaseholds and rights in intangible personal property, including any permits and approvals, contracts, subcontracts, agreements, bonds, building warranties and guaranties or other rights relating to the ownership, use, maintenance and operation of the Owned Real Property, and all easements, servitudes, rights-of-way, mineral and other extraction rights, air, water and other development rights and privileges and appurtenances used or usable in connection with the beneficial use and enjoyment of the Owned Real Property.

“Patent” means any patent, patent application, utility model or similar protection of any kind, patent right, invention, discovery or invention disclosure (whether or not patented).

“Permitted Encumbrances” means (a) liens for Taxes or assessments and similar charges, which are not yet due or delinquent, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable or which are being contested in good faith, (c) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber for the purposes for which it is currently operated or used in connection with the Business, (d) any restriction on transfer arising under applicable securities laws, (e) Encumbrances of lessors and licensors arising under lease agreements or non-exclusive license agreements granted in the ordinary course of business to vendors, suppliers or service providers, and (f) encumbrances set forth on Schedule E.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Data” means any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including: name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information and protected health information, as such term is defined under HIPAA; financial account information; credit card information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses; or any other data that constitutes personal information, cardholder data, or personal data under applicable privacy, data protection or security laws, regulations or industry standards.

“Privacy Agreements” means any Contracts (or portions thereof) between the Company and customers, marketing affiliates, and all other business partners that are applicable to the Data Activities.

“Privacy and Data Security Policies” means written policies relating to Data Activities, including a publicly posted website privacy policy and mobile app privacy policy.

“Proceeding” means any arbitration, audit, complaint, hearing, investigation, inquiry, litigation, petition, suit or other proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or other trier of fact.

“Purchaser Parties Fundamental Representations” means the representations and warranties of the Purchaser Parties in Section 5.01 (Organization and Good Standing), Section 5.02 (Authority; Validity; Enforceability), and Section 5.06 (Brokers and Finders).

“Purchaser Parties General Representations” means all of the representations of warranties of the Purchaser Parties in ARTICLE V, other than the Purchaser Parties Fundamental Representations in ARTICLE V.

“Purchaser Restricted Business” means the business of owning, planning, developing, marketing, operating, managing, and overseeing hotels, office buildings, retail and dining buildings, amusement parks (including a waterpark), sports stadiums (including the Stadium), sports complexes, including rectangular playing fields, on site sports betting and related facilities.

“Release” means any release, spill, leaking, emitting, emission, discharging, depositing, escaping, leaching, dumping, pumping, injection, dispersing, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata), whether intentional or unintentional.

“Remedial Action” means any action taken to investigate, clean up or otherwise respond to Releases of Hazardous Materials or to Environmental Conditions, including institutional and engineering controls.

“Representative” means with respect to a particular Person, any stockholder, member, manager, partner, director, officer, employee, agent or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Area” means 200 miles from Canton, Ohio.

“Restricted Cash” means any cash which is not freely usable by the Company because it may not be distributed under applicable Legal Requirements or Contract without any penalty, cost or expense, in each case determined in accordance with GAAP, including any cash held in reserve pursuant to any letter of credit and any deposits held by a Person (other than the Company).

“Restricted Period” means five years following the Closing Date.

“Seller Fundamental Representations” means the representations and warranties of the Seller in Section 3.01 (Existence and Qualification), Section 3.02 (Authority; Validity), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), Section 3.06 (Balance Sheet; Undisclosed Liabilities; Operation of Business), Section 3.11 (Tax Matters), Section 3.23 (Brokers and Finders) and ARTICLE IV.

“Seller General Representations” means all of the representations of warranties of the Seller in ARTICLE III, other than the Seller Fundamental Representations.

“Seller Restricted Business” means the business of, directly or indirectly, owning, planning, developing, marketing, operating, managing, and overseeing outdoor youth athletic fields (excluding, for purpose of clarity, the Stadium), and related facilities and sports complexes (excluding, for purposes of clarity, the Center for Performance), and operating, managing, and overseeing clinics, camps, and any events, contests, tournaments and leagues associated therewith, excluding business involving the National Football League, the Pro Football Hall of Fame, Canton City School District and Driven Elite.

“Sponsorship Agreements” means, collectively, (a) the Sponsorship Agreement, dated January 1, 2022, as amended, between HOF Village Newco, LLC, and ForeverLawn, Inc. (as amended, amended and restated, or otherwise modified from time to time, and together with all schedules and exhibits attached thereto, the “ForeverLawn Agreement”), and (b) the Sponsorship Services Agreement, dated February 9, 2022, between HOF Village Newco, LLC and The Cleveland Clinic Foundation (as amended, amended and restated, or otherwise modified from time to time, and together with all schedules and exhibits attached thereto, the “CCF Agreement”).

“Stadium” means the stadium at the Seller’s premises, currently known as the Tom Benson Hall of Fame Stadium.

“State” means any United States state and any other U.S. territory.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns 50% or more of the outstanding Equity Interests or has the power, through the ownership of Equity Interests or otherwise, to elect a majority of the directors, or similar managing body or to direct the business and policies of such entity.

“Target Net Working Capital” means $0.

“Tax” means any federal, State, municipal, local or foreign income, gross receipts, capital stock, franchise, profits, branch profits, payroll, employment, severance, withholding, social security, unemployment, disability, premium, windfall, profits, environmental, customs duties, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other temporary or permanent tax, including amounts imposed in lieu of any tax that is in the nature of a tax and any interest, surcharge, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, claim for refund, information return or other document relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto and amendment thereof.

“Title Company” means Chicago Title Insurance Company.

“Trade Secret” means any right in know-how, trade secrets, confidential or proprietary information, (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, methodologies, technical information, proprietary business information, processes, plans, drawings, blueprints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice) ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret law in the foregoing.

“Transaction Documents” means this Agreement, and any other document, schedule, instrument, certificate or agreement executed or delivered in connection with this Agreement or the foregoing or in connection with the consummation of the Transactions, but excluding the Commercial Agreements and the Contribution Agreement.

“Transactions” means all of the transactions contemplated by the Transaction Documents.

1.02  Cross-References. For convenience of reference only, an index of terms defined in this Agreement (including Section 1.01, but excluding Section 1.03) is set forth below:

Term	Section
Accounts Receivable	3.07
Adjustment Amount	2.04(e)
Allocation	7.03(g)
Allocation Methodology	7.03(g)
Balance Sheet	3.06(a)
Basket	9.06(a)
CCSD	7.07
Closing	2.05
Closing Adjustment Statement	2.04(a)
Closing Cash Payment	2.02(b)(ii)
Closing Date	2.05

Company	Recitals
Company Confidential Information	7.04(c)(i)
Company Intellectual Property	3.20(a)
control, controlling and controlled	1.01
Data Activities	3.20(f)
Deficit Amount	2.04(e)
Enforceability Exceptions	3.02
Estimated Closing Adjustment Statement	2.03
Estimated Closing Cash Amount	2.03
Estimated Closing Indebtedness	2.03
Estimated Closing Net Working Capital Credit Amount	2.03
Estimated Closing Net Working Capital Debit Amount	2.03
Estimated Closing Transaction Expenses	2.03
Final Adjustment Statement	2.04(d)
General Cap	9.06(b)
HOFRECO	Preamble
Increase Amount	2.04(e)
Indemnified Parties	9.10
Indemnitee	9.07
Indemnitor	9.07
Insurance Policies	Section 3.14
Leases	3.15
Losses	9.02
Material Contract	3.15
Membership Interest	Recitals
Outside Date	8.01(e)
Party or Parties	Preamble
PFHOF	7.07
Plan	3.12
Permits	3.09
Pre-Closing Tax Period	7.03(a)
Privacy Laws	3.20(f)
Purchase Price	2.02(a)
Purchased Interests	Recitals
Purchaser	Preamble
Purchaser Guarantor	Preamble
Purchaser Indemnified Parties	9.02
Purchaser Parties	ARTICLE V
Purchaser Party	ARTICLE V
Purchaser’s Representatives	6.02
ROFR Election	7.04(a)(iii)
ROFR Notice	7.04(a)(iii)

Seller	Preamble
Seller Confidential Information	7.04(c)(ii)
Seller Indemnified Parties	9.03
Service Provider	7.04(b)
Sponsorship Agreements	3.15(g)
Stark Port	7.07
Statement of Objections	2.04(b)
Tax Matter	7.03(c)
Third Party Claim	9.07
Third Party Rights	3.20(b)
Transaction Expenses	10.01

1.03  Construction. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular and vice versa; (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (c) references to one gender include all genders and where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning; (d) “including” (and variants thereof) is not limiting (such that it will be deemed to be followed by the phrase “without limitation”); (e) “or” has the inclusive meaning represented by the phrase “and/or”; (f) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) section, clause, exhibit, appendix and schedule references are to this Agreement unless otherwise specified; (h) any definition of or reference to any Legal Requirement will be construed as referring to such Legal Requirement as from time to time amended, supplemented or otherwise modified; (i) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder; (j) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; and (k) all references to “dollars” or “$” or “US$” in this Agreement shall refer to United States dollars, which is the currency used for all purposes in this Agreement. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II.
PURCHASE AND SALE OF UNITS

2.01  Sale and Purchase. Upon the terms and subject to the conditions sets forth herein, the Purchaser hereby purchases from the Seller, and the Seller hereby sells, transfers and delivers to the Purchaser, the Purchased Interests, free and clear of any and all Encumbrances, other than any restriction on transfer arising under applicable securities law, for the consideration specified in Section 2.02.

2.02  Purchase Price.

(a)  The aggregate purchase price for the Purchased Interests (the “Purchase Price”) shall equal the Closing Purchase Price.

(b)  At the Closing, the Purchaser shall:

(i)  pay by bank or wire transfer of immediately available funds the Estimated Closing Transaction Expenses owed by the Company to the accounts designated in writing by the Seller;

(ii)  pay to the Seller an amount in cash equal to (A) the remainder of the Estimated Closing Purchase Price, after giving effect to the payment in clause (b)(i) and withholding the Holdback Amount, plus (B) the portion of the Consent Costs and cost of the survey and owner’s title insurance owed by the Purchaser pursuant to Section 10.01, such payment to be made by bank or wire transfer of immediately available funds to the account designated in writing by the Seller (such payment, the “Closing Cash Payment”).

2.03  Estimated Closing Cash Calculations. At least two Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a written statement (the “Estimated Closing Adjustment Statement”) setting forth the Seller’s good faith estimates of (a) (i) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Closing Transaction Expenses owed by the Company (the “Estimated Closing Transaction Expenses”), (iii) the Closing Net Working Capital Debit Amount, if any (the “Estimated Closing Net Working Capital Debit Amount”), (iv) the Closing Net Working Capital Credit Amount, if any (the “Estimated Closing Net Working Capital Credit Amount”), and (v) the Closing Cash Amount (“Estimated Closing Cash Amount”), and (b) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price, in each case, prepared and determined in accordance with the Agreed Accounting Principles. The Estimated Closing Adjustment Statement shall include reasonable detail and be accompanied by supporting documentation as reasonably requested by the Purchaser.

2.04  Post-Closing Adjustment.

(a)  Within 90 days after the Closing Date, the Purchaser shall prepare in good faith and deliver to the Seller a written statement (the “Closing Adjustment Statement”) setting forth (i) the Purchaser’s good faith calculation of (A) the Closing Indebtedness, (B) the Closing Transaction Expenses owed by the Company, (C) the Closing Net Working Capital, and (D) the Closing Cash Amount, in each case, prepared and determined in accordance with the Agreed Accounting Principles; and (ii) on the basis of the foregoing, a calculation of the Closing Purchase Price; provided, that the Closing Adjustment Statement (and any amounts included therein) shall give effect to the closing of the Contribution Agreement but shall not give effect to the consummation of the Transactions. The Closing Adjustment Statement shall include reasonable detail and be accompanied by supporting documentation.

(b)  During the 30 day period immediately following the Seller’s receipt of the Closing Adjustment Statement, the Seller and its Representatives will be permitted to review, during normal business hours and upon reasonable notice, the Company’s books and records and the working papers related to the preparation of the Closing Adjustment Statement. If the Seller has no objections to the Closing Adjustment Statement or if the Seller does not timely deliver the Statement of Objections (as defined below), then the Closing Indebtedness, the Closing Transaction Expenses owed by the Company, the Closing Net Working Capital, the Closing Net Working Capital Debit Amount, if any, the Closing Net Working Capital Credit Amount, if any, the Closing Cash Amount and the Closing Purchase Price set forth on the Closing Adjustment Statement will be treated as the final Closing Indebtedness, the final Transaction Expenses owed by the Company, the final Closing Cash Amount, the final Closing Net Working Capital, the final Closing Net Working Capital Debit Amount, if any, the final Closing Net Working Capital Credit Amount, if any, and the final Closing Purchase Price for all purposes herein. If, however, the Seller has any objections to the Closing Adjustment Statement, the Seller must deliver a detailed statement describing such objections (the “Statement of Objections”) to the Purchaser within 30 days after receiving the Closing Adjustment Statement. The Purchaser and the Seller will use their reasonable commercial efforts to resolve any such objections set forth in the Statement of Objections.

(c)  If a final resolution with respect to the Statement of Objections is not reached within 15 days after the Purchaser has received the Statement of Objections, then the Purchaser and the Seller will submit any disputed items to the Independent Accountant. The Independent Accountant will determine each disputed item as promptly as may be reasonably practicable, and the Purchaser and the Seller will instruct the Independent Accountant to endeavor to complete such process within 30 days. The Parties shall use their respective commercially reasonable efforts to make available to the Independent Accountant during normal business hours such employees, information, books and records as may be reasonably requested by the Independent Accountant to make its final determination. The Independent Accountant’s determination of the disputed items will be final, binding and conclusive on the Purchaser and the Seller, effective as of the date the Independent Accountant’s written determination is received by Purchaser and the Seller.

(d)  The Closing Adjustment Statement, as may be adjusted pursuant to the provisions of clauses (b) and (c) of this Section 2.04), is referred to herein as the “Final Adjustment Statement.” The Closing Indebtedness, the Closing Transaction Expenses owed by the Company, the Closing Net Working Capital, the Closing Net Working Capital Debit Amount, if any, the Closing Net Working Capital Credit Amount, if any, the Closing Cash Amount and the Closing Purchase Price set forth on the Final Adjustment Statement will be treated as the final Closing Indebtedness, the final Transaction Expenses owed by the Company, the final Closing Cash Amount, the final Closing Net Working Capital, the final Closing Net Working Capital Debit Amount, if any, the Closing Net Working Capital Credit Amount, if any, and the final Closing Purchase Price for all purposes of this Agreement. The Purchaser and the Seller agree that the procedure set forth in this Section 2.04 for resolving disputes with respect to any of the items set forth on the Closing Adjustment Statement shall be the sole and exclusive method for resolving such disputes; provided, that the Parties agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.

(e)  The “Adjustment Amount,” which may be positive or negative, shall mean the final Closing Purchase Price (as finally determined in accordance with this Section 2.04), minus the Estimated Closing Purchase Price. If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, within three Business Days after receipt of the Final Adjustment Statement, the Purchaser shall promptly pay to the Seller an amount equal to the Increase Amount by wire transfer of immediately available funds to the account designated by the Seller. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then the obligations under this Section 2.04(e) shall be satisfied by a reduction in the amount of the Holdback Amount by an amount equal to the Deficit Amount; provided, that if the Deficit Amount exceeds the Holdback Amount that is then available and not subject to any claim for indemnification by the Purchaser Indemnified Parties pursuant to ARTICLE IX, then such obligations shall be satisfied (i) first, by the Seller by wire transfer of immediately available funds to the account designated by the Purchaser, and (ii) second, in the event the Seller fails to satisfy such Deficit Amount within three Business Days after receipt of the Final Adjustment Statement, by means of a forfeiture of the Membership Interests held by the Seller (based on the value of the price per Membership Interest as of the Closing Date).

(f)  If any unresolved objections are submitted to the Independent Accountant for resolution as provided above, all fees and expenses of the Independent Accountant relating to the work to be performed by the Independent Accountant hereunder (which shall be capped at $15,000) shall be borne equally by the Purchaser, on the one hand, and the Seller, on the other hand, unless allocated otherwise by the Independent Accountant.

2.05  Closing and Effective Time. The purchase and sale of the Purchased Interests (the “Closing”) provided for in this Agreement will take place remotely via the electronic exchange of documents and signatures on the second Business Day following the satisfaction or waiver of all of the closing conditions set forth in Sections 2.06, 2.07, and 2.08 (other than those to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of those conditions at the Closing) or on such other date as is mutually agreed to in writing by the Purchaser and the Seller (the date on which the Closing shall occur is the “Closing Date”). All cash payments hereunder shall be made by wire transfer of same day available funds on the Closing Date, but, notwithstanding anything to the contrary set forth herein, the Closing shall be deemed to be effective as of the Effective Time for tax and accounting purposes.

2.06  Conditions to Obligations of Each Party. The obligation of each Party hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Party whose obligations are subject to such condition) of the following condition as of the Closing:

(a)  No Order of any Governmental Body of competent jurisdiction shall have been entered or Legal Requirement enacted which would enjoin, restrain, prevent, or prohibit the consummation of the Closing.

2.07  Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser) of the following conditions as of the Closing:

(a)  (i) the Seller Fundamental Representations shall be true and correct (disregarding all qualifications and exceptions contained therein regarding “materiality,” “material respects,” “Material Adverse Effect” or such similar qualification) in all material respects, and (ii) the Seller General Representations shall be true and correct (disregarding all qualifications and exceptions contained therein regarding “materiality,” “material respects,” “Material Adverse Effect” or such similar qualification), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect, in each case of clauses (i) through (ii), at and as of the date of this Agreement and the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates);

(b)  the Company and the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by the Company and the Seller under this Agreement at or prior to the Closing;

(c)  since the date of this Agreement, no Material Adverse Effect shall have occurred;

(d)  the Contribution Agreement shall have been signed by all parties thereto and the transactions contemplated thereby shall have been consummated;

(e)  the Seller shall have delivered to the Purchaser each of the following:

(i)  a certificate of an executive officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Sections 2.07(a) and 2.07(b) have been satisfied;

(ii)  an IRS Form W-9 from the Seller;

(iii)  a duly executed membership interest assignment executed by the Seller, in form and substance reasonably satisfactory to the Purchaser, or, if certificated, certificates representing the Purchased Interests, duly endorsed (or accompanied by duly executed membership interest powers) or an affidavit regarding the loss of any such certificates;

(iv)  a copy of the Organizational Documents of the Company, certified as correct and complete as of the Closing Date by the Seller;

(v)  a certificate of the Secretary of State of the state of formation of the Company certifying the Company has legal existence and is in good standing and a certificate of the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign entity (or is required to be so qualified) as to such foreign qualification, if any, dated no earlier than five Business Days prior to the Closing Date;

(vi)   a fully executed copy of all notices to, approvals and/or consents of third parties that are listed on Schedule 2.07(e)(vi) in form and substance reasonably acceptable to the Purchaser;

(vii)  executed letters of resignation and release from all of the directors and officers of the Company in his or her capacity as such, effective upon the Closing, in forms reasonably acceptable to the Purchaser; and

(viii)   an ALTA owner’s title insurance policy issued by the Title Company insuring the Company’s title to the Leased Real Property reasonably satisfactory to the Purchaser, together with all endorsements reasonably required by the Purchaser;

(ix)   the Balance Sheet;

(x)  the Company A&R LLC Agreement signed by the Seller;

(xi)   the Facilities Management Agreement signed by Seller;

(xii)  the Marketing and SC Programming Collaboration Agreement signed by Seller;

(xiii)   the Marketing and CFP Programming Collaboration Agreement signed by Seller; and

(xiv)   the Food Services Agreement signed by Seller; and

(f)  The Purchaser shall have been able to receive an amount of capital from the Sandlot Guarantor sufficient to pay the Closing Purchase Price.

2.08  Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller) of the following conditions as of the Closing:

(a)  The representation and warranties set forth in ARTICLE V shall be true and correct (disregarding all qualifications and exceptions contained therein regarding “materiality,” “material respects,” “Material Adverse Effect” or such similar qualification) at and as of the date of this Agreement and the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates) except where the failure of such representations and warranties to be so true and correct has not had or would not reasonably be expected to have a material adverse effect on  the Purchaser’s ability to consummate the transactions contemplated by this Agreement or by the other Transaction Documents;

(b)  The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by the Purchaser under this Agreement at or prior to the Closing; and

(c)  The Purchaser shall have delivered to the Seller each of the following:

(i)  a certificate of an executive officer of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Sections 2.08(a) and 2.08(b) have been satisfied;

(ii)  the Closing Cash Payment;

(iii)   the Company A&R LLC Agreement signed by Purchaser;

(iv)   the Facilities Management Agreement signed by Purchaser;

(v)  the Marketing and SC Programming Collaboration Agreement signed by Purchaser;

(vi)   the Marketing and CFP Programming Collaboration Agreement signed by Purchaser; and

(vii)  the Food Services Agreement signed by Purchaser.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE COMPANY

Except as set forth on the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows, except in each case for such representations and warranties which speak as of a specified date, which are made only as of such date:

3.01  Existence and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the full power and authority to own, lease and operate its properties and assets and carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign limited liability company in good standing in the jurisdictions set forth on Section 3.01 of the Disclosure Schedule, which such schedule sets forth all jurisdictions in which the character or the location of the assets owned, leased or used by the Company or the nature of the business conducted by it would require such licensing or qualification, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. All of the Organizational Documents of the Company have been made available to the Purchaser and are in full force and effect and the Company is not in material breach or material violation of any of its Organizational Documents.

3.02  Authority; Validity. The Company has the requisite limited liability company power and authority necessary to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company and/or other action in respect thereof. Each Transaction Document to which the Company is a party, when executed and delivered by the Company will constitute, the legal, valid and binding obligations thereof, enforceable against it in accordance with their respective terms, subject to (a) the effect of any applicable Legal Requirement of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements affecting creditors’ rights and relief of debtors generally, and (b) the effect of Legal Requirements and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law, the “Enforceability Exceptions”).

3.03  No Conflicts. Except as set forth in Section 3.03 of the Disclosure Schedule, (a) the Company is not required to give any notice to, or obtain any Approval in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation or performance of the Transactions, and (b) the execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the sale and delivery of the Purchased Interests and the performance of the Transactions, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of a benefit under any Contract or obligation to which the Company is a party or by which its assets are bound, or any provision of the Organizational Documents of the Company, or cause the creation of any Encumbrance upon any of the assets of the Company (other than a Permitted Encumbrance); (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to the Company; (iii) require from the Company any notice to, declaration or filing with, or consent or other permit or Approval of any Governmental Body or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound, except, in the case of clauses (i) through (iv), where such breach, default, violation, event of default or other result described in such clause would not reasonably be expected to be material to the Company.

3.04  Capitalization. As of immediately prior to the Closing, all of the Equity Interests of the Company which were issued and/or issued and outstanding were held, beneficially and of record, by the Seller. As of the Closing, and after giving effect to the Transactions, all of the Equity Interests of the Company will have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable Legal Requirements (including federal and State securities laws), assuming the accuracy of the representations and warranties of the Purchaser, without giving rise to preemptive rights of any kind. The Purchased Interests are the only Equity Interests of the Company and the Company has never issued, reserved for issuance of made Commitments with respect to any other Equity Interests. There Company does not currently have and has never issued any options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other equity-based compensation awards in respect of the Company. As of the Closing, and after giving effect to the Transactions, there are (a) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Purchased Interests or any interests therein, and (b) no documents, instruments or agreements relating to the voting of voting securities of the Company or restrictions on the transfer of the Equity Interests of the Company.

3.05  Subsidiaries. The Company does not now own, and has never owned, directly or indirectly, any Equity Interests of any corporation, partnership, joint venture or other business association or other Person, and the Company does not have, and has never had, any Subsidiaries.

3.06  Balance Sheet; Undisclosed Liabilities; Operation of Business.

(a)  The Balance Sheet to be delivered by the Seller to the Purchaser on the Closing Date will have been prepared in accordance with the Agreed Accounting Principles, will be consistent with the books and records of the Company, and will fairly present, as of the Effective Time, all of the assets and liabilities of the Company as of the Effective Time (the “Balance Sheet”).

(b)  The Company will not have, as of the Effective Time, any liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations reflected or reserved against in the Balance Sheet.

(c)  Except as set forth on Section 3.06(c) of the Disclosure Schedule, the Company does not have any outstanding Indebtedness as of the Closing Date.

(d)  Prior to the Closing Date, the Business has been operated solely and exclusively by the Seller, HOFRECO and HOF Village Youth Fields.

3.07  Accounts Receivable; Accounts Payable. All accounts receivable of the Company that will be reflected on the Balance Sheet (collectively, the “Accounts Receivable”) represent or will represent obligations arising from transactions actually made or services actually performed in the ordinary course of business. The Accounts Receivable will not be subject to set-off or counterclaim and will be collectible in the ordinary course of business, after deducting the reserve for doubtful accounts stated in the Balance Sheet, if any, which reserve is in accordance with GAAP. The invoicing of Accounts Receivable by the Seller, in its capacity as the prior operator of the Business, has been performed accurately in all material respects. All accounts payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable is delinquent in its payment. The Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.

3.08  Legal Compliance. Each of the Company, the Seller, HOFRECO and HOF Village Youth Fields, as applicable, in the operation of the Business, has complied, and the Company is in compliance, with all applicable Legal Requirements. Except as set forth on Section 3.08 of the Disclosure Schedule, none of the Company, the Seller, HOFRECO nor HOF Village Youth Fields, as applicable, in the operation of the Business, has received written or verbal notice alleging any violation of any applicable Legal Requirement.

3.09  Permits and Licenses. Section 3.09 of the Disclosure Schedule contains a true and complete list of all licenses, permits, certificates of authority, consents and/or other Approvals granted or issued by any Governmental Body to the Company that are held for the lawful operation of the Business (the “Permits”). All of the Permits are currently effective and valid and they are sufficient to enable the Company to conduct the Business in compliance with all Legal Requirements. None of the Company, the Seller, HOFRECO, nor HOF Village Youth Fields, as applicable, in the operation of the Business, has entered into or been subject to any Order with respect to the operation of the Business or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Body with respect to the operation of the Business.

3.10  Legal Proceedings. Except as set forth on Section 3.10 of the Disclosure Schedule, there is no Proceeding pending or, to Seller’s Knowledge, threatened, against or affecting the Company, the Seller, HOFRECO or HOF Village Youth Fields or affecting any of their respective properties or assets or, as to matters related to the Business.

3.11  Tax Matters.

(a)  All Tax Returns required to have been filed with any Governmental Body by or with respect to the Company and the Business as previously operated by the Seller, HOFRECO and HOF Village Youth Fields, as applicable, have been timely filed (taking into account all applicable extensions of time) and all Tax Returns that have been filed are true, correct and complete in all material respects. All Taxes of or with respect to the Company and the Business as previously operated by the Seller, HOFRECO and HOF Village Youth Fields, as applicable, that are due prior to the date hereof have been timely paid (whether or not shown on a Tax Return). The amount of liabilities of the Company for unpaid Taxes attributable to all Pre-Closing Tax Periods does not, in the aggregate, exceed (i) the amount of accruals and/or reserves for Taxes (excluding reserves for deferred Taxes) reflected on the Balance Sheet, and (ii) the accruals and reserves for unpaid Taxes as adjusted for the passage of time through the Closing Date. All Taxes that the Company, the Seller, HOFRECO or HOF Village Youth Fields, as applicable, was or is required to withhold or collect in its operation of the Business have been withheld and collected and have been paid over to the proper Governmental Body. Correct and complete copies of all Income Tax and other Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company, the Seller, HOFRECO or HOF Village Youth Fields since January 1, 2018 have been made available to the Purchaser. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection that remains in effect. All deficiencies asserted in writing or assessments made as a result of any examination of any Tax Return of the Company, the Seller, HOFRECO or HOF Village Youth Fields, by a Governmental Body have been settled and paid in full. There are no ongoing or pending Tax audits by any Governmental Body against the Company, the Seller, HOFRECO or HOF Village Youth Fields. Except as set forth in Section 3.11(a) of the Disclosure Schedule: (x) none of the Company, the Seller, HOFRECO or HOF Village Youth Fields has ever received written notice of any audit or proposed deficiency from the IRS or any other Governmental Body; (y) neither the IRS nor any other Governmental Body is now asserting in writing or, to Seller’s Knowledge, threatening, to assert against the Company, the Seller, HOFRECO or HOF Village Youth Fields any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; and (z) no claim has ever been made in writing by any Governmental Body in a jurisdiction where the Company, the Seller, HOFRECO or HOF Village Youth Fields does not file Tax Returns that the Company, the Seller, HOFRECO or HOF Village Youth Fields, as applicable, is or may be subject to taxation by that jurisdiction.

(b)  None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields has ever been a member of an affiliated group of corporations filing a combined federal income Tax Return, nor does the Company, the Seller, HOFRECO or HOF Village Youth Fields have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or otherwise by operation of Legal Requirements. None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields is a party to any Tax allocation, Tax indemnity, or Tax sharing arrangement (other than any such contract or agreement entered into in the ordinary course of business no principal purpose of which is Taxes). None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields is a “Foreign Person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

(c)  The taxable year of the Company for federal and state income tax purposes is the fiscal year ended December 31.

(d)  There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(e)  For U.S. federal income tax purposes, at all times since its formation, the Company has been an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(f)  None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields is currently a beneficiary of any extension of time within which to file any Tax Return.

(g)  Neither the Purchaser Indemnified Parties nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) the application of Section 1400Z-2 of the Code, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. The Company has not made an election under Section 965(h) of the Code.

(h)  The Company is not nor has it ever been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i)  Each of the Company, the Seller, HOFRECO and HOF Village Youth Fields, in its operation of the Business, has properly collected and remitted all material sales and similar Taxes with respect to sales made to their customers or have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales and similar taxes.

(j)  Section 3.11(j) of the Disclosure Schedule sets forth a true and complete list of elections that have been made (or are pending as of the Closing Date) or actions that have been taken (or are pending as of the Closing Date) by the Company, the Seller, HOFRECO or HOF Village Youth Fields pursuant to Sections 7001-7005 of the Families First Act.

(k)  Section 3.11(k) of the Disclosure Schedule sets forth the following (whether occurring or applied for, as applicable, as of the Closing Date) by the Company, the Seller, HOFRECO and/or HOF Village Youth Fields: (i) credits claimed pursuant to Section 2301 of the CARES Act, (ii) payroll and employment taxes deferred pursuant to Section 2302(a) of the CARES Act, (iii) elections made pursuant to Section 2306 of the CARES Act, and (iv) additional depreciation taken pursuant to Section 2307 of the CARES Act.

3.12  Employee Benefit Matters. There is no “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (regardless of whether such plans are governed by ERISA), pension, retirement, supplemental retirement, profit sharing, deferred compensation, incentive or bonus, severance, separation, change in control, retention, share purchase, share option or equity or equity-based, perquisite, health, dental, vision, life, disability, insurance and any other compensation or employee benefit plan, program, policy, agreement or arrangement, in each case, that is sponsored, maintained, contributed to or by, or required to be contributed to or by the Company for the benefit of any current or former employees or Contingent Worker, in each case of the Company, the Seller, HOFRECO or HOF Village Youth Fields, or that is sponsored, maintained, contributed by or required to be contributed to by an ERISA Affiliate and for which the Company may have any direct or indirect liability (each, a “Plan”).

3.13  Labor and Employment Matters.

(a)  As of the Closing Date, the Company will make offers to employ those Persons set forth on Section 3.13(a) of the Disclosure Schedule. Section 3.13(a) of the Disclosure Schedule contains a complete and correct list of the following information with respect to each such employee: (i) name, (ii) job title, (iii) base salary, wage rate, or other rates of compensation, (iv) date of hire by the Company and by the Seller, HOFRECO or HOF Village Youth Fields, as applicable, (v) status as a full-time or part-time employee, (vi) exempt or non-exempt status under applicable wage and hour Legal Requirements, (vii) current year bonus, commission and other incentive-based compensation opportunity and actual bonus, commission, and other incentive-based compensation paid for the prior performance year by the Seller, HOFRECO or HOF Village Youth Fields, as applicable, (viii) accrued vacation and paid time off, and (ix) whether such employee is subject to an employment Contract. True, complete and correct copies of each such employment Contract, if any, have been made available to the Purchaser.

(b)  The Company is, and each of the Seller, HOFRECO and HOF Village Youth Fields, as applicable, in its prior operation of the Business, has been, in compliance in all material respects with all applicable Legal Requirements pertaining to labor and employment practices to the extent they relate to employees of the Company.

3.14  Insurance. Section 3.14 of the Disclosure Schedule contains a list of each general commercial, general liability, product liability, professional liability, specified director’s and officer’s liability, workers compensation and employee’s liability, fire and casualty and such other appropriate insurance policies held by the Seller in respect of the Business. Each such policy is in full force and effect with coverages customary for similarly situated companies in the same or similar industries and as required by applicable Legal Requirements. None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields has received any notice from any insurer or agent of any intent to cancel or not so renew any of such insurance policies and there is no pending or, to Seller’s Knowledge, threatened, claims against such insurance as to which the insurer has denied liability. All due premiums owed by the Company have been paid when due. The Company is not and has not been in material default under any such policy.

3.15  Material Contracts. Section 3.15 of the Disclosure Schedule contains a list of each of the following Contracts to which the Company is a party or by which its assets or properties are bound (each Contract required to be so listed, a “Material Contract”): any Contract (a) that involves the performance of services or delivery of goods or materials by the Company resulting in annual aggregate revenue to the Company in excess of $50,000; (b) that involves the performance of services for, or delivery of goods or materials to, the Company resulting in annual aggregate expenses to the Company in excess of $50,000; (c) guaranty or indenture relating to Indebtedness of the Company, or the mortgaging or pledging of any material asset of the Company; (d) that restricts the ability of the Company to engage in any line of business, conduct business in any geographic area or compete with any Person; (e) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person or any royalty, dividend or similar arrangement based on the revenues or profits of the Company, or any Contract involving fixed price or fixed volume arrangements; (f) affecting or relating to the Purchased Interests, including any agreement with any shareholder or member or former shareholder or former member of the Company that includes anti-dilution rights, change-of-control payments, registration rights, voting arrangements, rights to distributions or payments in respect of Equity Interests of the Company; and (g) for Leased Real Property of the Company or under which the Company is lessee of or holds or operates any tangible property (real or personal) owned by any other Person (collectively, the “Leases”).

3.16  Compliance with Material Contracts. A true copy of each Material Contract has been made available to the Purchaser. Each Material Contract is valid and binding on the Company and to the Knowledge of the Seller, is valid and binding on the other party or parties thereto; and each Material Contract is in full force and effect, subject to the Enforceability Exceptions. The Company is not, and prior to the assignment of such Material Contract to the Company, neither the Seller, HOFRECO nor HOF Village Youth Fields was, in material breach of or default under any Material Contract. To the Seller’s Knowledge, the other parties to each Material Contract are not in material breach of or default under any Material Contract. The Seller has no Knowledge of any written or verbal notice or threat to terminate any Material Contract. To the Knowledge of the Seller, no condition or event or fact exists which, with notice, lapse of time or both, could constitute a material default under any Material Contract on the part of the Company, or otherwise give rise to any third-party early termination rights under any Material Contract. The Seller has been in compliance in all respects with all material provisions of the Sponsorship Agreements. All of the obligations of the Seller to have purchased the Products (as defined therein) set forth under the heading “Product Exclusivity” on Exhibit B of the ForeverLawn Agreement have been purchased by the Seller or an Affiliate thereof.

3.17  Owned Real Property; Leased Real Property.

(a)  The Company does not own and has never owned any Owned Real Property.

(b)  Section 3.17(b) of the Disclosure Schedule sets forth a list of all Leased Real Property currently leased or subleased by the Company. The Seller has made available to the Purchaser true and accurate copies of all of the Leases, including, any and all amendments or modifications thereto. With respect to the Leased Real Property, the Company holds a valid and existing leasehold, subleasehold or license interest under each Lease to which the Company is a party free and clear of any Encumbrances, except Permitted Encumbrances, and enjoys quiet and undisturbed possession thereunder. The Leases are in full force and effect in all material respects, free and clear of all Encumbrances, except Permitted Encumbrances, and neither the Seller nor any of its Affiliates, nor, to the Seller’s Knowledge, any other party to any of the Leases is in material breach of, or default under, any Lease. Except as set forth in Section 3.17(b) of the Disclosure Schedule, there are no outstanding rights of first offer, rights of first refusal or any other options or contracts to purchase the Leased Real Property.

(c)  There exists no pending or, to Seller’s Knowledge, threatened, claims, actions, litigation or legal proceedings (including condemnation or eminent domain proceedings) against or relating to the the Leased Real Property.

(d)  None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields has received written notice from any Governmental Body which provides that either the Leased Real Property is not in compliance with any applicable law that remains uncured. To the Seller’s Knowledge, the Leased Real Property does not violate any applicable laws. There are no pending applications, appeals or contests (by judicial, administrative, or other process) of any zoning, entitlements, taxes or assessments with respect to any Leased Real Property. To the Seller’s Knowledge, all approvals, permits and/or licenses required for the ownership, use or operation of the Leased Real Property have been duly and validly issued by the appropriate Governmental Body and are in full force and effect.

3.18  Personal Property; Sufficiency of Assets. The Company has good title to or other right to use, free of Encumbrances, except Permitted Encumbrances, all of its tangible personal property set forth on Section 3.18 of the Disclosure Schedule. All such personal property is in ordinary operating condition and repair as required for use in the Business. Except as set forth on Section 3.18 of the Disclosure Schedule, the assets, properties and rights of the Company reflected on the Balance Sheet comprise all assets, properties and rights necessary and sufficient for the conduct of the Business, including, without limitation, the minimum satisfactory amount of equipment, machinery, and other fixed assets which are reasonably necessary to operate and maintain in good working condition the playing fields and other facilities infrastructure used in operating the Business consistent with past practice.

3.19  Environmental Matters. Each of the Company, the Seller, HOFRECO and HOF Village Youth Fields is, and at all times has been, in compliance with all applicable Environmental Laws in all material respects. The Company is not required to hold any license, permit, concessions, qualifications, registrations, certifications, franchise, certificate of authority, or similar authorization under applicable Environmental Laws. There is no Proceeding relating to or arising under any Environmental Laws that is pending or, to the Seller’s Knowledge, threatened against the Company, the Seller, HOFRECO or HOF Village Youth Fields, nor against any real property (whether at Closing or in the past) that is or was owned, operated or leased by the Company, the Seller, HOFRECO and HOF Village Youth Fields, including, but not limited to, the Leased Real Property. None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields has received any notice of or entered into any Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws. None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields has treated, stored, disposed of, or arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage or natural resources damages. There has been no Release of any Hazardous Material by the Company, the Seller, HOFRECO nor HOF Village Youth Fields in violation of any Environmental Law or any Environmental Condition or Remedial Action.

3.20  Intellectual Property and Data Privacy.

(a)  Except for Trade Secrets, the Company does not own, purport to own or license any Intellectual Property of any nature (such Trade Secrets, the “Company Intellectual Property”).

(b)  There is no pending or, to Seller’s Knowledge, threatened, claims against the Company, the Seller, HOFRECO or HOF Village Youth Fields, or any of their respective employees alleging that any of the Company Intellectual Property or the conduct of the Business infringes, misappropriates, violates or conflicts with, or has infringed, misappropriated, violated or conflicted with, the rights of others in respect of any Intellectual Property (“Third Party Rights”).

(c)  The conduct of the Company or any Company Intellectual Property has not, and does not currently, infringe, misappropriate or conflict with any Third Party Right.

(d)  None of the Company, the Seller, HOFRECO nor HOF Village Youth Fields has received any communications in writing or, to the Seller’s knowledge, orally, alleging that it has violated or, by conducting the Business would violate, any Third Party Rights or that any of the Company Intellectual Property is invalid or unenforceable.

(e)  To the Knowledge of Seller, there is no violation or infringement by a third party of any of the Company Intellectual Property.

(f)  Each of the Company, the Seller, HOFRECO and HOF Village Youth Fields is, and has at all times been, in compliance with (i) all Legal Requirements pertaining to (A) the collection, storage, use, receipt, handling, sharing, security, retention, disposal, disclosure, treatment, transfer (including the cross border transfer and/or transmission), and other processing of Personal Data or spyware (collectively, the “Data Activities”), or (B) data protection, privacy, cybersecurity, and e-commerce, including, without limitation, HIPAA (together (i)(A) and (i)(B) being “Privacy Laws”);

(g)  There is no pending, nor has there ever been any actual or, to the Knowledge of the Seller, threatened action or claim against the Company, the Seller, HOFRECO or HOF Village Youth Fields initiated by (i) any Person, (ii) the United States Federal Trade Commission, any state attorney general or similar state official, (iii) any Governmental Body, foreign or domestic, or (iv) any regulatory or self-regulatory entity, alleging that any Data Activity of the Company, the Seller, HOFRECO or HOF Village Youth Fields: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

3.21  Affiliate Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule, no current or former employee, member, officer, director, manager, or other Affiliate of the Company or the Seller and, to the Knowledge of the Seller, no member of the immediate family of any such person and no Person controlled by any such person or any member of his or her immediate family is (a) a party to any agreement, Contract, commitment, loan or other transaction with the Company or has any interest in any material property used by the Company, the Seller, HOFRECO or HOF Village Youth Fields, in each case in the operation or prior operation, as applicable, of the Business, or (b) owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, manager, or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a Material Contract or other material arrangement with the Company, the Seller, HOFRECO or HOF Village Youth Fields. To the Knowledge of Seller, none of the Company, the Seller, HOFRECO or HOF Village Youth Fields, nor any officer or director of the Company, the Seller, HOFRECO or HOF Village Youth Fields, has been convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

3.22  Bank Accounts. Section 3.22 of the Disclosure Schedule sets forth an accurate list and summary description (including name, address and account number) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

3.23  Brokers and Finders. There is no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company, the Seller, HOFRECO or HOF Village Youth Fields in connection with the negotiation, execution or performance of the Transaction Documents that is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transactions.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND HOFRECO

The Seller and HOFRECO represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date (except for such representations and warranties which speak as of a specified date, which are made only as of such date), as follows:

4.01  Organization and Good Standing. Each of the Seller and HOFRECO is duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.02  Authority; Validity; Enforceability. Each of the Seller and HOFRECO has the requisite power, capacity and authority necessary to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Seller and HOFRECO and constitutes, and each other Transaction Document to which such party is a party when executed and delivered by the Seller or HOFRECO, as applicable, will constitute, the legal, valid and binding obligations of the Seller and HOFRECO, as applicable, enforceable against it in accordance with their respective terms, subject to Enforceability Exceptions. Except as set forth on Section 4.02 of the Disclosure Schedule, neither the Seller nor HOFRECO is required to give any notice to, or obtain any Approval in connection with, the execution and delivery of this Agreement or any other Transaction Document to which such party is a party or the consummation or performance of the Transactions.

4.03  No Conflict. Except as set forth on Section 4.03 of the Disclosure Schedule, the execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Seller and HOFRECO pursuant hereto, the sale and delivery of the Purchased Interests and the performance of the Transactions, do not and will not (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any Contract or obligation to which the Seller or HOFRECO is a party or by which their respective assets are bound, or any provision of the Organizational Documents of the Seller and HOFRECO, as applicable, or cause the creation of any Encumbrance upon any of the assets of the Seller or HOFRECO, as applicable, (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to the Seller or HOFRECO, as applicable (c) require from the Seller or HOFRECO any notice to, declaration or filing with, or consent or other permit or Approval of any Governmental Body or other third party or (d) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Seller or HOFRECO is a party or by which the Seller or HOFRECO is bound.

4.04  Ownership. The Seller has good and valid title to the Purchased Interests being sold by it to the Purchaser hereunder free and clear of any Encumbrances other than those imposed by applicable federal and State laws.

4.05  Brokers and Finders. There is no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Seller or HOFRECO or any of their respective Affiliates in connection with the negotiation, execution or performance of the Transaction Documents that is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transactions.

4.06  Litigation. There are no Proceedings pending or, to the knowledge of the Seller, threatened, by, against or affecting the Seller or HOFRECO at law or in equity, which if determined adversely to the Seller or HOFRECO, as applicable, would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Seller or HOFRECO, as applicable, of the transactions contemplated under this Agreement and the other Transaction Documents.

4.07  Solvency. None of the Seller, HOFRECO nor the Company, nor any officer, director, or manager thereof has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by his, her or its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of his, her or its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of his, her or its assets, (e) admitted in writing his, her or its inability to pay his, her or its debts as they come due, or (f) made an offer of settlement, extension or composition to his, her or its creditors generally.

4.08  Acknowledgement by the Seller and HOFRECO. The representations and warranties of the Purchaser and the Purchaser Guarantor contained in ARTICLE V and the other Transaction Documents constitute the sole and exclusive representations and warranties of the Purchaser and the Purchaser Guarantor in connection with the transactions contemplated hereby and thereby, and all other representations, warranties, statements or information made, communicated or furnished (orally or in writing) of any kind or nature (including any estimates, projections, forecasts, plans and information made available in “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted or any other form in expectation of the transactions contemplated by this Agreement) are disclaimed by the Seller.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PURCHASER GUARANTOR

The Purchaser and the Purchaser Guarantor (collectively, the “Purchaser Parties,” and each individually a “Purchaser Party”) represents and warrants to the Seller, as of the date hereof and as of the Closing Date (except for such representations and warranties which speak as of a specified date, which are made only as of such date), as follows:

5.01  Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the full power and authority to own, lease and operate its properties and assets and carry on its business as currently conducted. The Purchaser Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser Guarantor has the full power and authority to own, lease and operate its properties and assets and carry on its business as currently conducted.

5.02  Authority; Validity; Enforceability. Each Purchaser Party has the requisite power and authority necessary to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents to which it is a party by each Purchaser Party and the consummation of the Transactions have been duly and validly authorized by all necessary action in respect thereof. This Agreement has been duly executed and delivered by each Purchaser Party and constitutes, and each other Transaction Document to which it is a party when executed and delivered by each Purchaser Party will constitute, the legal, valid and binding obligations of each Purchaser Party, enforceable against it in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.

5.03  No Conflict. The execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by each Purchaser Party pursuant hereto and the performance of the Transactions, do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any Contract or obligation to which each Purchaser Party is a party or by which its assets are bound, or any provision of the Organizational Documents of each Purchaser Party, or cause the creation of any Encumbrance upon any of the assets of each Purchaser Party, (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement or Order applicable to each Purchaser Party; (c) require any Purchaser Party to make any notice to, declaration or filing with, or to obtain consent or approval of any Governmental Body or other third party; or (d) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which a Purchaser Party is a party or by which it is bound.

5.04  Investment. The Purchaser is acquiring the Purchased Interests for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Purchaser will not offer to sell or otherwise dispose of the Purchased Interests in violation of any Legal Requirement applicable to any such offer, sale or other disposition. The Purchaser acknowledges that: (a) the Purchased Interests have not been registered under the Act, or any State securities laws, and that the Purchased Interests may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer for sale, pledge, hypothecation or other disposition is completed pursuant to the terms of an effective registration under the Act and in compliance with any applicable State securities laws or pursuant to an exemption from registration under the Act; (b) there is no public market for the Purchased Interests and there can be no assurance that a public market will develop; and (c) it must bear the economic risk of its investment in the Purchased Interests for an indefinite period of time. The Purchaser is an “accredited investor” within the meaning of the Rule 501 of Regulation D of the Act, as presently in effect.

5.05  Legends. Each Purchaser Party understands that, to the extent any Purchased Interests are certificated, such certificates will, upon issuance, bear the legends set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

5.06  Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of either Purchaser Party in connection with the negotiation, execution or performance of the Transaction Documents is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transactions contemplated by this Agreement.

5.07  Litigation. There are no Proceedings pending or, to the knowledge of Purchaser and the Purchaser Guarantor, threatened, by, against or affecting Purchaser or the Purchaser Guarantor at law or in equity, which if determined adversely to the Purchaser or the Purchaser Guarantor would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Purchaser and the Purchaser Guarantor of the transactions contemplated under this Agreement and the other Transaction Documents.

5.08  Sufficiency of Funds. Purchaser: (i) has sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the other Transaction Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations hereunder and under the other Transaction Documents.

5.09  Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Purchaser and the Purchaser Guarantor shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Purchaser Guarantor.

5.10  Acknowledgement by Purchaser. Purchaser has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and the Company and, in making its determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, it has relied solely on the results of its independent investigation and verification and the representations and warranties of the Seller and the Company expressly and specifically set forth in this Agreement, as modified by the Disclosure Schedule, and the other Transaction Documents. Purchaser acknowledges and agrees that no representations or warranties are made regarding (a) merchantability or fitness for a particular purpose, (b) the operation of the Company’s Business by Purchaser after the Closing or (c) the probable success or profitability of the Business. The representations and warranties of the Seller and the Company contained in ARTICLE III and ARTICLE IV (as modified by the Disclosure Schedule) and the other Transaction Documents constitute the sole and exclusive representations and warranties of the Seller and the Company in connection with the transactions contemplated hereby and thereby, and all other representations, warranties, statements or information made, communicated or furnished (orally or in writing) of any kind or nature (including any estimates, projections, forecasts, plans and information made available in “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted or any other form in expectation of the transactions contemplated by this Agreement) are disclaimed by Purchaser.

ARTICLE VI.
CERTAIN PRE-CLOSING COVENANTS

6.01  Conduct of Business. From the date of this Agreement until the earlier of (a) the date upon which this Agreement is terminated in accordance with ARTICLE VIII and (b) the Closing, except as (i) otherwise required by this Agreement, (ii) required by applicable Legal Requirements or (iii) consented to in writing by the Purchaser, the Seller shall use commercially reasonable efforts to cause the Company to carry on the Business in the ordinary course of business and to maintain and preserve in all material respects the goodwill and business organization, assets, properties and existing employees, customers, clients, suppliers, vendors and other business relations of the Business; provided that, the foregoing notwithstanding, the Company may repay any Indebtedness and pay Transaction Expenses owed by the Company prior to the Closing.

6.02  Access to Books and Records. The Seller shall cause the Company to provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access, during normal business hours, to the offices, properties, appropriate officers, books and records of the Company with regard to the Business as the Purchaser may from time to time reasonably request upon reasonable prior written notice in connection with any matter relating to this Agreement or the transactions thereby; provided, that (a) the Seller may refuse the Purchaser’s Representatives access if the Seller reasonably determines such access would unreasonably interfere with any of the businesses or operations of the Company; (b) the Purchaser or any of its representatives shall not contact or have any discussions with any of the landlords/sub-landlords, tenants/subtenants, distributors, insurance companies, licensors, suppliers, joint venture partners, sponsors or other material business relations of the Seller, the Company or any of their Affiliates regarding the business or operations of the Seller, the Company or any of their Affiliates or the transactions contemplated by this Agreement without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed); (c) the Purchaser shall be responsible for any damage to any Leased Real Property or any other assets or property of the Seller or the Company or any of their Affiliates caused by the Purchaser or any of its representatives; and (d) the Company shall not be required to so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the breach of any Legal Requirement or confidentiality or similar agreement to which the Seller, the Company or any of their Affiliates is a party or the loss of attorney-client privilege (provided that the Seller shall use its commercially reasonable efforts to cause the Company to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege).

6.03  Efforts. Each of the Parties to this Agreement shall, and shall cause its controlled Affiliates to, use all reasonable best efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents; (b) obtain all permits, authorizations, consents, orders and approvals of all Governmental Bodies that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, including those set forth in the Disclosure Schedule; and (c) fulfill all conditions to such Party’s obligations under this Agreement and the other Transaction Documents. Each Party to this Agreement shall, and shall cause its controlled Affiliates to, cooperate fully with the other Parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.

ARTICLE VII.
CERTAIN POST-CLOSING COVENANTS

7.01  Further Assurances. Each Party, from time to time after the Closing, at the request of any other Party hereto and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as a Party may reasonably require to more effectively effectuate the Transactions and transfer and assign to, and vest in, the Purchaser, the interest in the Purchased Interests, and all rights thereto, and to fully implement the provisions of the Transaction Documents. The Parties hereto will work with one another and will use their respective commercially reasonable efforts to make or obtain, as expeditiously as possible, all Approvals, including Approvals under Material Contracts that are required to be made or obtained in connection with the Transactions following the Closing for the continued operation of the Company and its businesses (at the Purchaser’s sole cost and expense).

7.02  Transfer Taxes. Any transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes payable by reason of transfer and conveyance of the Purchased Interests pursuant to this Agreement will be economically borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand. The Seller shall prepare and file (after Purchaser has reviewed and provided its written approval (not to be unreasonably withheld, conditioned, or delayed)) all necessary Tax Returns and other documentation with respect to all such transfer Taxes as may be necessary to comply with the laws and regulations relating to such transfer Taxes.

7.03  Tax Matters.

(a)  Seller. Without duplication of any right to recovery herein (including to the extent already reimbursed pursuant to this Section 7.03), the Seller and HOFRECO hereby agree to indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all Losses for: (i) all Taxes (or the non-payment thereof) of or with respect to the Company or the Business for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period (such period, the “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Legal Requirements, (iii) any Taxes of any Person other than the Company for which the Company is or becomes liable as a successor, transferee in equity or in law, in each case which arises from a transaction or event occurring before the Closing, or by contract (other than pursuant to a contract entered into in the ordinary course of business no principal purpose of which is Taxes) entered into before the Closing, (iv) any breach of a representation or warranty under Section 3.11, and (v) all Taxes of the Seller for any Tax period; provided that forgoing clauses (i) - (v) shall not include any Taxes taken into account in the calculation of the Closing Net Working Capital, if any. For purposes of this Section 7.03(a) and for all purposes of this Agreement, in the case of any Straddle Period, the determination of the amount of any Taxes based on or measured by income, receipts, or payroll attributable to the Pre-Closing Tax Period shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date. Exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. The determination of the amount of any other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be made by multiplying the amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)  Assistance and Cooperation. After the Closing Date, the Parties shall (and shall cause their respective Affiliates to) cooperate, as and to the extent reasonably requested by one or the other Party, in connection with the filing and preparation of Tax Returns and any proceeding related thereto and any other Tax matter. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until 15 days after the expiration of the statute or period of limitations of the respective Tax periods.

(c)  Tax Proceedings and Audits. Notwithstanding anything to the contrary herein, the Purchaser shall notify the Seller upon receipt by the Purchaser or its Affiliates (including after the Closing, the Company) of written notice of any pending or threatened federal, state, local or non-U.S. Tax claims, assessments, audit or other proceedings of or against the Company for any Pre-Closing Tax Period or Straddle Period (any such claim, assessment, audit or other proceeding, a “Tax Matter”). The Seller, at its expense, shall have the authority to represent the interests of the Company with respect to any such Tax Matter that relates solely to a Tax period ending on or before the Closing Date; provided, that (i) the Seller shall keep the Purchaser reasonably informed of the status of such Tax Matter, (ii) the Purchaser shall be entitled, at its own expense, to participate in such Tax Matter and attend any meetings or conferences with the relevant Governmental Body, and (iii) the Seller shall not settle, compromise, abandon, or otherwise conclude any such Tax Matter without the prior written consent of the Purchaser. The Purchaser shall have the sole right to control any Tax Matter not controlled by the Seller; provided, that (A) the Purchaser shall keep the Seller reasonably informed of the status of such Tax Matter, (B) the Seller shall have the right, at the Seller’s expense, to participate in such Tax Matter and attend any meeting or conferences with the relevant Governmental Body, and (C) the Purchaser shall not settle, compromise, abandon, or otherwise conclude any such Tax Matter without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding anything to the contrary herein, to extent applicable and permitted under applicable Legal Requirements, the Company shall make a “push-out” election under Section 6226 of the Code (or any similar or analogous election under state, local or non-U.S. Legal Requirement) with respect to any imputed underpayment (or similar amount under state, local or non-U.S. Law) that is allocable to a Pre-Closing Tax Period or the pre-closing portion of the Straddle Period for taxable years in which Subchapter C of Chapter 63, as amended by the Bipartisan Budget Act of 2015, applies.

(d)  Tax Returns.

(i)  The Seller shall prepare or cause to be prepared and timely file or cause to be timely filed when due all income Tax Returns that are required to be filed by the Company for any Tax period ending on or before the Closing Date that is due after the Closing Date and such Tax Returns shall be filed in a manner consistent with past practice (except as otherwise required by applicable Legal Requirements or this Agreement). The Seller shall deliver a copy of each such Tax Return to the Purchaser no later than 15 days prior to filing for the Purchaser’s review and comment. The Purchaser and the Seller shall work in good faith to resolve any dispute with respect to any such Tax Return. If any dispute is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the Seller deems correct, without prejudice to any Party’s rights and obligations under this Section 7.03.

(ii)  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed when due all other Tax Returns that are required to be filed by the Company for any Pre-Closing Tax Period or Straddle Period and such Tax Returns shall be filed in a manner consistent with past practice (except as otherwise required by applicable Legal Requirements, facts or this Agreement). The Purchaser shall deliver a copy of each such Tax Return to the Seller no later than 30 days prior to filing, for any Tax Return reflecting Income Taxes, and within a commercially reasonable amount of time prior to filing, for any other Tax Returns, for the Seller’s review and comment. The Purchaser and the Seller shall work in good faith to resolve any dispute with respect to any such Tax Return. If any dispute is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the Purchaser deems correct, without prejudice to any Party’s rights and obligations under this Section 7.03.

(iii)   Except to the extent taken into account in the calculation of the Closing Net Working Capital and without duplication of any right to recovery herein, the Seller shall remit to the Purchaser no later than 10 days after receiving final copies of the Tax Returns filed pursuant to Section 7.03(d)(ii), an amount equal to the Company-level Taxes which relate to the portion of any such Tax Return that relates to a Pre-Closing Tax Period; provided, that any such reimbursement right will take into account any estimated (or other prepaid) Tax payments made prior to the Closing.

(e)  Withholding Rights. The Purchaser (or, if applicable, the Company) shall be entitled to deduct and withhold from any amounts payable to the Seller under this Agreement or any other Transaction Document such amounts as the Purchaser (or, if applicable, the Company) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax law and shall timely remit to the appropriate Taxing authority any and all amounts so deducted or withheld. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Taxing authority by the Purchaser (or, if applicable, the Company) in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the Seller. To the extent required in connection with any withholding Taxes or obligations, or any applicable exemption therefrom with respect to the Transactions or the payment of the Purchase Price, the Seller shall promptly provide documentation or certification reasonably requested by the Purchaser (or, if applicable, the Company).

(f)  Tax Treatment. The Parties agree that, for federal and applicable state and local Income Tax purposes, the sale and purchase of the Purchased Interests will be treated in part as (i) a contribution of an undivided interest in the assets of the Company by the Seller (or, if the Seller is disregarded for federal income tax purposes, the Person treated as the owner of the Seller’s assets for those purposes) in exchange for partnership interests in the Company in a transaction under Section 721 of the Code and (ii) in part as a taxable purchase of an undivided interest in the assets of the Company by Purchaser from Seller (or, if the Seller is disregarded for federal income tax purposes, the Person treated as the owner of the Seller’s assets for those purposes) followed immediately thereafter by a contribution of such undivided interest in the assets of the Company by Purchaser to the Company in exchange for partnership interests in the Company in a transaction under Section 721 of the Code, in each case, in accordance with IRS Revenue Ruling 99-5, Situation 1. The Parties shall prepare or cause to be prepared and timely file or cause to be timely filed when due all other Tax Returns consistent with the foregoing (except as otherwise required by applicable Legal Requirements, facts or this Agreement).

(g)  Allocation. For purposes of allocating the gross purchase price, as determined for U.S. federal income tax purposes among the undivided interest in the assets of the Company deemed acquired by Purchaser pursuant to Sections 1060 of the Code and the Treasury Regulations thereunder, for purposes of applying Section 704(c) of the Code and establishing the opening capital accounts of the Company, and for all other Tax purposes, the respective gross fair market values of the assets of the Company will be determined in accordance with methodology set forth on Schedule 7.03(g) (the “Allocation Methodology”). Within 60 days of the finalization of the Adjustment Amount (if any) pursuant to Section 2.04(e), the Purchaser shall prepare an allocation of the gross purchase price, as so determined, among the undivided interest in the assets of the Company deemed acquired by Purchaser consistent with the foregoing sentence (the “Allocation”). The Purchaser, the Company, the Seller and their respective Affiliates shall report, act and file all required Tax Returns (including IRS Forms 1065 and 8594) in all respects and for all purposes consistent with such Allocation (as finalized). None of the Purchaser, the Company or the Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by applicable Legal Requirements. Any adjustments to the components of the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with such Allocation and the Allocation Methodology.

(h)  Certain Additional Tax Matters.

(i)  Except as otherwise required by applicable Legal Requirements, the Purchaser, the Company and their respective Affiliates shall not (A) file (aside from in accordance with Section 7.03(d)(ii)), re-file or amend any Tax Returns with respect to the Company for a Tax period ending on or before the Closing Date, or (B) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shift deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

(ii)  Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt and to the extent permitted by applicable Legal Requirements, all deductions for U.S. federal (and as applicable, state and local) Income Tax purposes attributable to (A) the payment of amounts described in the definition of Transaction Expenses (assuming the 70% safe harbor election is made under Revenue Procedure 2011-29 with respect to any “success-based fees”), (B) sale bonuses, change in control payments and equity compensation expenses due to employees, officers or directors of the Company as a result of or in connection with the consummation of the Transactions and either paid by the Company at or prior to Closing or accrued as a liability of the Company as of the Closing, and (C) any liabilities included in Indebtedness or the Closing Net Working Capital, in each case, shall be allocated and attributable to the Pre-Closing Tax Period and/or the Seller, in each case, unless otherwise required by applicable Legal Requirements.

(i)  Overlap. In the event of any conflict between the terms and provisions of this Section 7.03 and any other term or provision of this Agreement, the terms and provisions of this Section 7.03 shall control.

7.04  Non-Competition; Non-Solicitation; Confidentiality.

(a)  Non-Competition.

(i)  Seller Non-Competition. The Seller hereby covenants and agrees that, during the Restricted Period, it shall not, either directly or indirectly (through any Person or Affiliate) own, manage, control, participate or invest in, provide or facilitate the provision of financing to, consult with, render services for (whether as a director, officer, consultant, advisor, representative or otherwise), be employed by, or in any manner assist or engage in the operation of the Seller Restricted Business in the Restricted Area; provided, that the foregoing shall not restrict the Seller or its Affiliates from entering into the Commercial Agreements with, or otherwise providing services to, the Purchaser, the Company and their respective Affiliates. The Seller further covenants and agrees that, during the Restricted Period, it shall not, either directly or indirectly (through any Person or Affiliate) intentionally interfere with the business relationships (whether formed prior to or after the Closing Date) between the Purchaser, the Company, or any of their respective Affiliates, on the one hand, and any customer or supplier of the Purchaser, the Company, or any of their respective Affiliates, on the other hand, or otherwise cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Purchaser, the Company, or any of their respective Affiliates (or any other Person who has a material business relationship with the Purchaser, the Company, or any of their respective Affiliates) to terminate or modify any such actual or prospective relationship.

(ii)  Purchaser Non-Competition. In recognition of the relationship of the Purchaser and the Seller as members of the Company, and in connection with their relationship that will continue in effect on account of the arrangements contemplated by the Commercial Agreements, subject to applicable law, the Purchaser hereby covenants and agrees that, during the Restricted Period, it and its Subsidiaries shall not own, manage, control, participate or invest in, provide or facilitate the provision of financing to, consult with, render services for (whether as a director, officer, consultant, advisor, representative or otherwise), be employed by, or in any manner assist or engage in the operation of, the Purchaser Restricted Business in the Restricted Area; provided, that the foregoing shall not restrict the Company from entering into the Commercial Agreements with, or otherwise receiving services from, the Seller and its Affiliates. The Purchaser further covenants and agrees that, during the Restricted Period, neither it nor its Subsidiaries shall intentionally interfere with the business relationships (whether formed prior to or after the Closing Date) between the Seller or any of its Affiliates, on the one hand, and any customer or supplier of the Seller or any of its Affiliates, on the other hand, or otherwise cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Seller or any of its Affiliates (or any other Person who has a material business relationship with the Seller or any of its respective Affiliates) to terminate or modify any such actual or prospective relationship. Notwithstanding anything herein to the contrary, the foregoing shall not prohibit or restrict the Purchaser or any of its Subsidiaries from taking any action reasonably required to develop, operate and manage overnight, youth sport-related clinics, camps, events, contests and tournaments, including the development, operation and management of (A) dorm or similar style lodging, (B) cafeteria-style dining, and (C) the sale of camp or event specific merchandise.

(iii)   Stadium Youth Sports ROFR. In the event that any Person (other than the National Football League, the Pro Football Hall of Fame, the Canton City School District, Driven Elite and/or any of their respective Affiliates) notifies the Seller or any of its subsidiaries that such Person desires to utilize the Stadium for a youth sports tournament or camp, the Seller shall promptly notify the Company in writing of such proposed event, together with reasonable detail thereof (the “ROFR Notice”), and the Company shall have 10 Business Days following receipt of such ROFR Notice to notify the Seller (a “ROFR Election”) whether the Company desires to exercise a right of first refusal with respect to such proposed event. In the event that the Company so notifies the Seller that it desires to exercise such right of first refusal, the Seller or an Affiliate thereof and the Purchaser shall, in good faith, within 15 Business Days following the delivery of the ROFR Election, negotiate and enter into any and all mutually agreeable commercial agreements or other arrangements in connection with such event.

(b)  Non-Solicitation. Each of the Seller, on the one hand, and the Purchaser, on the other hand, hereby covenants and agrees that, during the Restricted Period, it shall not, either directly or indirectly (through any Person or Affiliate) induce or attempt to induce any employee of the other Party or any of its respective Affiliates as of the Closing Date (each, a “Service Provider”) to leave the employ of, or cease providing services to, the other Party or any of its respective Affiliates, or hire or engage (or attempt to hire or engage) any such Service Provider who is then employed or was employed by the other Party or any of its respective Affiliates within the six month period prior to the Closing Date, or in any way interfere with the relationship between the other Party or any of its respective Affiliates and any such Service Provider; provided, that nothing herein shall prohibit (i) the Seller or Purchaser from making a general employment solicitation to the public that does not target any Service Provider of the other Party or any of its respective Affiliates, and (ii) the Company from hiring those employees set forth on Section 3.13(a) of the Disclosure Schedule.

(c)  Confidentiality.

(i)  The Seller agrees to treat and hold as confidential all trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating exclusively to the Business and other affairs of the Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Company Confidential Information”) and refrain from using any Company Confidential Information except in connection with this Agreement, any other Transaction Document, or any Commercial Agreement by and between the Seller and the Company.

(ii)  The Purchaser agrees to treat and hold as confidential all trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the businesses of the Seller and its Affiliates (other than the Company) and other affairs of the Seller and its Affiliates (other than the Company), including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Seller Confidential Information”) and refrain from using any Seller Confidential Information except in connection with this Agreement, any other Transaction Document, or any Commercial Agreement by and between the Purchaser and the Seller or any of its Affiliates, and promptly destroy, at the Seller’s request, all Seller Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control.

(d)  Non-Disparagement. The Seller hereby covenants and agrees not to take any action or make any statements, written or oral, that disparage or defame the goodwill or reputation of the Company, the Purchaser and any of their respective Affiliates, and each of their respective directors, managers, officers, agents and/or employees. The Purchaser and the Purchaser Guarantor hereby covenant and agree not to take any action or make any statements, written or oral, that disparage or defame the goodwill or reputation of the Seller or any of its Affiliates, and each of their respective directors, managers, officers, agents and/or employees.

(e)  Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.04 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)  Remedies. The Parties acknowledge and agree that the covenants set forth in this Section 7.04 are reasonable and necessary for the protection of the Parties post-Closing, that irreparable harm will result from a Party’s breach of any of the terms of said restrictive covenants, and that in the event of actual or any actual or threatened breach of any such restrictive covenants, a Party will have no adequate remedy under applicable Legal Requirements. Accordingly, the Parties agree that in the event of any actual or threatened breach of any of the restrictive covenants set forth in this Section 7.04, each Party shall be entitled to specific performance or immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting a Party and its Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. The Parties also agree that the existence of any claim or cause of action by a Party or any of its Affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth in this Section 7.04, but shall be litigated separately.

7.05  Contribution Agreement. Each of the Seller and HOFRECO hereby acknowledge and agree that it will not take any action to amend, amend and restate, modify, or waive Contribution Agreement or any provision thereof without the prior written consent of the Purchaser in its sole discretion.

7.06  HOFV Master Property Documents. After the Closing, Seller shall perform, and shall cause its Affiliates to perform, their respective obligations under the HOFV Master Property Documents to which Seller or such Affiliates is a party in the ordinary course of business and consistent with past practices.

7.07  Recordation of Documentation. Promptly after the Closing Date the Parties will cooperate in good faith in order to record a commercially reasonable omnibus amendment to the Acquired Real Property Leases and Ancillary Agreements (as defined and set forth on Attachment B to Schedule 1.01 of the Contribution Agreement) that will be executed by the Canton City School District, a political subdivision organized and existing under Chapter 3311 of the Ohio Revised Code (“CCSD”), National Football Museum, Inc., an Ohio non-profit corporation, d/b/a Pro Football Hall of Fame (“PFHOF”), Stark County Port Authority, a port authority and political subdivision and body corporate and politic duly organized and validly existing under the laws of the State of Ohio (“Stark Port”), and certain subsidiaries of Seller that will memorialize certain consents and recognitions that are being granted on or by the Closing Date by CCSD, PFHOF and Stark Port in connection with the Transactions.

ARTICLE VIII.
TERMINATION

8.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of the Purchaser and the Seller;

(b)  by the Purchaser, if there has been a violation or breach by the Seller of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company or the Seller within 30 days after written notice thereof from the Purchaser;

(c)  by the Seller or the Purchaser by written notice to the other Party if any Governmental Body with jurisdiction over such matters shall have issued any Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and unappealable; provided, however, that the terms of this Section 8.01(c) shall not be available to any Party unless such Party shall have complied in all material respects with its obligations set forth in Section 6.03 with respect to such Order;

(d)  by the Seller, if there has been a violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Company or the Seller at the Closing and such violation or breach has not been waived by the Company and the Seller or cured by the Purchaser within 30 days after written notice thereof by the Seller;

(e)  by the Seller or the Purchaser by written notice to the other Party if the Closing has not occurred on or before 11:59 p.m. Eastern time on January 31, 2024 (the “Outside Date”); provided, that if by the second Business Day prior to the Outside Date, the conditions set forth in Section 2.06 and Section 2.07 are satisfied as of such date (other than the notices to, approvals and/or consents of third parties that are listed on Schedule 2.07(e)(vi)), then the Outside Date may be extended once by either the Purchaser or the Seller by written notice to the other Party by an additional 30 days; provided, however, that neither the Purchaser nor the Seller shall be entitled to terminate this Agreement or extend the Outside Date pursuant to this Section 8.01(e) if such Person’s intentional breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

The Party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 8.01 shall give written notice of such termination to the other Parties hereto.

8.02  Effect of Termination. In the event of termination of this Agreement by either the Purchaser or the Seller as provided in Section 8.01, the provisions of this Agreement and the other Transaction Documents shall immediately become void and of no further force and effect (other than Section 7.04(c), this Section 8.02, and ARTICLE X, which shall survive the termination of this Agreement), and there shall be no liability on the part of any of the Purchaser, the Company, or the Seller to one another, except to the extent resulting from willful breaches of this Agreement or Fraud prior to such termination.

ARTICLE IX.
INDEMNIFICATION

9.01  Survival of Representations, Warranties and Covenants. The representations and warranties of the Seller and the Purchaser set forth in this Agreement, any other Transaction Document or any certificates delivered in connection therewith shall survive the Closing as follows: (a) the Seller Fundamental Representations and Purchaser Parties Fundamental Representations shall survive until the date that is 90 days following the expiration of the applicable statutes of limitations; and (b) the Seller General Representations and Purchaser Parties General Representations shall survive until the 18 month anniversary of the Closing Date. All covenants contained in this Agreement or any other Transaction Document to be performed after the Closing shall survive in accordance with their respective terms as provided in this Agreement, such other Transaction Documents or such certificates delivered in connection therewith or, if none is provided for, until 90 days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate pursuant to this Section 9.01 solely to the extent written notice of the breach giving rise to such right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time, with such representation, warranty or covenant that is subject to such indemnification claim surviving with respect to such claim until such time as such claim is finally resolved.

9.02  Seller’s Indemnification Obligations. Subject to the terms and conditions of this ARTICLE IX, from and after the Closing, the Seller and HOFRECO shall indemnify, defend and hold the Purchaser and its Affiliates and each of their respective directors, officers, employees, members, managers, direct and indirect owners, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), harmless from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all claims, actions, losses, Taxes, liabilities, reasonable out-of-pocket and documented costs, damages, deficiencies, Proceeding, penalties, fines and expenses (including reasonable out-of-pocket and documented attorneys’ fees and the reasonable out-of-pocket and documented costs of enforcing any right to indemnification hereunder), whether arising out of a claim involving a third party or between the Parties hereto (collectively, the “Losses”), imposed on or actually incurred by a Purchaser Indemnified Party as a result of or arising from (a) the breach by the Seller or HOFRECO of any of representation or warranty of the Seller or HOFRECO contained in ARTICLE III or ARTICLE IV of this Agreement, any other Transaction Document to which the Seller or HOFRECO is a party, or any certificates delivered in connection herewith or therewith, (b) any claim made by any Person relating to such Person’s right to receive consideration in connection with the transactions contemplated by this Agreement, (c) the breach of any covenant of the Seller or HOFRECO set forth in this Agreement, any other Transaction Document to which the Seller or HOFRECO is a party, or any certificates delivered in connection herewith or therewith and (d) any Indebtedness as of immediately following the Closing that is not taken into account in the calculation of the Closing Purchase Price.

9.03  Purchaser Indemnification Obligations. Subject to the terms and conditions of this ARTICLE IX, from and after the Closing, the Purchaser and the Purchaser Guarantor shall indemnify, defend and hold the Seller and its Affiliates and each of its directors, officers, employees, members, managers, direct and indirect owners, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), harmless from and against, and shall reimburse the Seller Indemnified Parties for, any and all Losses imposed on or actually incurred by a Seller Indemnified Party as a result of or arising from (a) the breach of any representation or warranty of the Purchaser or the Purchaser Guarantor contained in this Agreement, any other Transaction Document to which the Purchaser or the Purchaser Guarantor is a Party, or any certificates delivered in connection herewith or therewith, and (b) the breach of any covenant of the Purchaser or the Purchaser Guarantor set forth in this Agreement, any other Transaction Document to which the Purchaser or the Purchaser Guarantor is a party, or any certificates delivered in connection herewith or therewith.

9.04  Materiality. For purposes of determining whether there has been a breach of any representation or warranty and in calculating the amount of Losses subject to indemnification pursuant to this ARTICLE IX for any such breach, all qualifications or exceptions as to the terms “material,” “materiality,” “in all material respects,” or any similar term or phrase shall be disregarded.

9.05  Holdback Amount. No later than the third Business Day after the date that is (a) six months after the Closing Date, the Purchaser shall pay to the Seller by bank or wire transfer of immediately available funds to the account designated in writing by the Seller at least one Business Day prior to such date, an amount in cash equal to the then remaining Holdback Amount less $1,000,000 less the aggregate amount of all unresolved claims for indemnification brought by the Purchaser Indemnified Parties in accordance with this ARTICLE IX, (b) 12 months after the Closing Date, the Purchaser shall pay to the Seller by bank or wire transfer of immediately available funds to the account designated in writing by the Seller at least one Business Day prior to such date, an amount in cash equal to the then remaining Holdback Amount less $500,000 less the aggregate amount of all unresolved claims for indemnification brought by the Purchaser Indemnified Parties in accordance with this ARTICLE IX, and (c) 18 months after the Closing Date, the Purchaser shall pay to the Seller by bank or wire transfer of immediately available funds to the account designated in writing by the Seller at least one Business Day prior to such date, an amount in cash equal to the then remaining Holdback Amount less the aggregate amount of all unresolved claims for indemnification brought by the Purchaser Indemnified Parties in accordance with this ARTICLE IX. No later than the third Business Day following the final resolution of any unresolved claim for which funds were so withheld by the Purchaser, any such funds not paid to Purchaser as a result of the resolution of such claims shall be paid by the Purchaser to the Seller by bank or wire transfer of immediately available funds to the account designated in writing by the Seller at least one Business Day prior to such date.

9.06  Limitation.

(a)  Basket. Neither Seller, on the one hand, or Purchaser, on the other hand, shall be required to indemnify the Purchaser Indemnified Parties, or the Seller Indemnified Parties, as the case may be, under Section 9.02(a) or Section 9.03(a), as applicable, hereof unless and until the amount of all Losses for which indemnification is sought first exceeds $100,000.00 (the “Basket”), in which event all amounts sought by such Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, hereunder shall be subject to indemnification (including the first dollar); provided, that the Basket shall not apply to Losses related to breaches of the Fundamental Representations and Warranties.

(b)  Cap. The aggregate Liability of Seller, on the one hand, or Purchaser, on the other hand, for all claims pursuant to Section 9.02(a) or Section 9.03(a), shall not exceed $1,500,000 (the “General Cap”); provided, that the General Cap shall not apply to Losses as a result of or arising from (i) breaches of the Fundamental Representations and Warranties, for which the aggregate Liability of Seller, on the one hand, or Purchaser, on the other hand, for all claims pursuant to Section 9.02(a) or Section 9.03(a), shall not exceed the amount of the Purchase Price, or (ii) Fraud.

9.07  Claims Process. If there occurs an event which any Party (or any Purchaser Indemnified Party or any Seller Indemnified Party) asserts is an indemnifiable event pursuant to this ARTICLE IX, the Person seeking indemnification (the “Indemnitee”) promptly shall notify in writing the party obligated to provide indemnification pursuant to the terms hereof (the “Indemnitor”) of the occurrence of such event. If such event involves any claim or the commencement of any action or proceeding by a third Person (a “Third Party Claim”), the Indemnitee shall give the Indemnitor prompt written notice of such claim or the commencement of such action or proceeding (if known). The notice shall describe, in reasonable detail, the claim, the amount thereof if known and quantifiable, and the specific basis therefor. Any delay or failure by an Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor of its indemnification obligations hereunder except to the extent (and only to such extent) such failure actually prejudices the Indemnitor. Except as otherwise provided in Section 7.03, the Indemnitor shall be entitled to assume and control the defense of, or settle, such Third Party Claim (with counsel approved by Indemnitee in writing, such approval not to be unreasonably withheld, conditioned, or delayed) at the Indemnitor’s expense by sending written notice to the Indemnitee of its election to do so within 30 Business Days after receiving written notice from the Indemnitee; provided, that notwithstanding the foregoing, the Indemnitor shall not have the right to defend or direct the defense of any such Third Party Claim (a) that is likely to result in Losses that will, in the good faith determination of the Indemnitee, materially exceed the amount of indemnification that the Indemnitor would be liable to pay to the Indemnitee hereunder, (b) that seeks solely an injunction or other equitable relief against the Indemnitee (and in connection with which no claims for monetary Losses are pursued), (c) that is a criminal, regulatory or statutory enforcement action brought by a Governmental Body, (d) that involves Taxes or (e) if the Indemnitor does not make reasonably adequate provision with respect to the defense, satisfaction and discharge of such Third Party Claim. The Indemnitee agrees to reasonably cooperate with the Indemnitor and its counsel in the defense against any such asserted claim, including by providing the Indemnitor (and selected counsel) with access to any documents, employees, witnesses and other persons or information in such Indemnitee’s access or control that are reasonably requested and may facilitate investigation or defense or settlement of such Third Party Claim. The Indemnitee shall have the right to participate in (but not control) the defense of such asserted claim with separate counsel, if it desires, at its own expense. Any settlement or compromise of such asserted claim by the Indemnitor shall require the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent shall be required as long as it is solely a monetary settlement (that will be paid by the Indemnitor or its insurer in its entirety in accordance with the terms hereof) that provides a full and unconditional release of the Indemnitee with respect to such matter and does not contain an admission of liability or any continuing obligation on the part of the Indemnitee. Unless the Indemnitor assumes the defense of such claim within 30 Business Days after receiving written notice thereof from the Indemnitee, or fails to diligently prosecute the defense of such Third Party Claim after having assumed the defense thereof, the Indemnitee shall control the defense of such claim (with counsel of its choice and with the Indemnitor required to pay all reasonable costs and reasonable expenses incurred by the Indemnitee in connection with such matter) and the Indemnitor shall have the right to participate therein at its own expense; provided, that in the event the Indemnitee controls the defense of any such claim, the Indemnitee shall not be permitted to settle or compromise any such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnitor assumes the defense of the claim, the Indemnitor will keep the Indemnitee reasonably informed of the progress of any such defense, compromise or settlement.

9.08  Fraud and Related Claims. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnitee to bring against any other Person any claim, demand, suit or cause of action otherwise available to such Indemnitee for any Fraud, intentional breach or intentional misrepresentation of this Agreement, any Transaction Documents, or in any other documents delivered in connection with the Transactions, in each case committed by the Company, the Seller, the Purchaser, the Purchaser Guarantor or any of their respective Affiliates.

9.09  No Subrogation. The Seller shall not make any claim for indemnification against any Purchaser Indemnified Parties based on the fact that a Seller Indemnified Party was a controlling person, director, employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Legal Requirements, an Organizational Document, or otherwise) with respect to any claim brought by a Purchaser Indemnified Party against the Seller under or relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby. With respect to any claim brought by a Purchaser Indemnified Party against the Seller under or relating to this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, the Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which the Seller may become subject under or in connection with this Agreement.

9.10  Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the rights of the Seller Indemnified Parties and the Purchaser Indemnified Parties (collectively, the “Indemnified Parties”) to indemnification under this ARTICLE IX will constitute the sole and exclusive remedy for Losses or other claims of the Indemnified Parties from and after the Closing with respect to this Agreement or the Transactions, except (a) with respect to indemnification pursuant to Section 7.03, (b) that the Purchaser may pursue specific performance or other appropriate equitable relief, and (c) pursuant to and in accordance with Section 9.08.

9.11  Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Purchase Price unless otherwise required by applicable Legal Requirements.

ARTICLE X.
MISCELLANEOUS

10.01  Expenses. The Seller shall bear all expenses incurred by it or the Company in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, agreements, documents and instruments contemplated hereby and thereby, which expenses shall be paid by the Seller or by the Company prior to the Closing (all such obligations, collectively, the “Transaction Expenses”). The Purchaser shall pay all expenses incurred by the Purchaser in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, agreements, documents and instruments contemplated hereby and thereby. Notwithstanding anything to the contrary set forth in the Agreement: (a) Seller shall bear 50% of the Consent Costs and Purchaser shall bear 50% of the Consent Costs; provided, that in no event shall the Purchaser’s portion of the Consent Costs exceed $5,000, and (b) Seller shall bear 20% of the cost of a survey and owner’s title insurance and Purchaser shall bear 80% of the cost of a survey and owner’s title insurance.

10.02  Publicity; Reports. No Party shall, or shall authorize or permit any of its Affiliates or Representatives to, orally or in writing publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement, any Transaction Documents or any of the Transactions or the terms or subject matter of any of the foregoing, without obtaining the prior written approval of the Purchaser and the Seller.

10.03  Notices. Unless otherwise specified, any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by any telecommunications mechanism, including email (provided there is no error or failure in transmission), (c) delivered via an overnight courier service of national reputation or (d) mailed by certified or registered mail, postage prepaid, receipt requested, in each case, to addresses set forth on the signature page hereto or to such other address or to such other Person as any Party has last designated by such notice to the other Parties.

10.04  Waiver. Except as explicitly provided in this Agreement, the rights and remedies of the Parties under this Agreement are cumulative and not alternative and are not exclusive of any right or remedies that any Party may otherwise have at law or in equity. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one Party will be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

10.05  Entire Agreement; Amendment. This Agreement (together with the Transaction Documents, the Disclosure Schedule and the exhibits and appendices hereto and thereto) supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Purchaser and the Seller.

10.06  Assignment. This Agreement, and the rights, interests and obligations hereunder, will not be assigned by the Seller or HOFRECO by operation of law or otherwise without the express written consent of the Purchaser (which consent may be granted or withheld in the sole and absolute discretion of the Purchaser). This Agreement, and the rights, interests and obligations hereunder, will not be assigned by the Purchaser Guarantor by operation of law or otherwise without the express written consent of the Seller (which consent may be granted or withheld in the sole and absolute discretion of the Seller). The Purchaser may assign any or all of its rights hereunder to one or more of its Affiliates. Notwithstanding the foregoing, without the prior written consent of any Party hereto, the Company, the Purchaser and their permitted assigns may at any time, in their sole discretion, assign, in whole or in part, their rights under this Agreement and the other documents executed in connection herewith for collateral security purposes to any lender providing financing to any of them or any of their Affiliates; provided that no such assignment by the Purchaser shall relieve the Purchaser of its obligations under this Agreement.

10.07  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party in any material respect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

10.08  Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any conflicts of law principles of the State of Delaware that would compel the application of the substantive laws of another jurisdiction. Each Party irrevocably agrees that any proceeding against it arising out of or in connection with this Agreement or the Transactions or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the Court of Chancery of the State of Delaware, or, in the event that such court declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware, and any state appellate court therefrom located in the State of Delaware and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of such courts in personam with respect to any such proceeding and waives to the fullest extent permitted by Legal Requirements any objection that it may now or hereafter have that any such proceeding has been brought in an inconvenient forum.

10.09  Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF (INCLUDING, WITHOUT LIMITATION, WHETHER NOW EXISTING OR HEREAFTER ARISING). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.09 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.10  Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as “Section” or “paragraph.” The headings of Sections and paragraphs are for reference only and shall not limit or control the meaning thereof.

10.11  Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other telecommunications mechanism will be effective as delivery of a manually executed counterpart of this Agreement. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by email, DocuSign, facsimile machine, telecopier, or electronically scanned and transmitted in a .pdf file format is to be treated as an original document. The signature of any Party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. No Party may raise the use of an email, DocuSign, facsimile machine, telecopier or electronic transmission permitted in this Section 10.11 or the fact that any signature was transmitted through the use of an email, DocuSign, facsimile, telecopier machine or electronically in a .pdf file format, as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 10.11.

10.12  No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and, except as set forth in ARTICLE IX, nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

10.13  Specific Performance; Injunctive Relief. Each Party recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, no remedy at law will provide adequate relief to the other Party. Each Party is therefore hereby authorized to demand specific performance of this Agreement, and is entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when the other Party fails to comply with any of the provisions of this Agreement applicable to it. To the extent permitted by Legal Requirements, each Party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance or injunctive relief.

10.14 Appendices, Schedules and Exhibits. Except as otherwise provided in this Agreement, all Appendices, Exhibits and Schedules referred to in this Agreement are intended to be and hereby are made a part of this Agreement. No Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission to any third party that any such breach or violation has actually occurred. The Disclosure Schedules are intended only to qualify the representations, warranties, and covenants in the Agreement and shall be read together with the applicable sections of the Agreement.

10.15  Purchaser Guarantee. The Purchaser Guarantor hereby unconditionally and irrevocably guarantees to the Seller the performance of each of the obligations and the undertakings of the Purchaser under this Agreement when and to the extent the same are required to be performed and subject to all of the terms and conditions hereof. If the Purchaser shall fail to perform any obligation or undertaking under this Agreement when and to the extent the same is required to be performed, the Purchaser Guarantor will upon written demand from the Seller forthwith perform or cause to be performed such obligation or undertaking, as the case may be. The obligations of the Purchaser Guarantor under this guaranty are absolute and unconditional, are not subject to any counterclaim, set off, deduction, abatement or defense based upon any claim the Purchaser Guarantor may have against the Seller (except for any of the foregoing that the Purchaser may have against the Seller under the terms of this Agreement), and shall remain in full force and effect without regard to (a) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of the Purchaser at or prior to the Closing, or (b) any assignment by the Purchaser of its rights and obligations under this Agreement to a wholly-owned subsidiary of the Purchaser or the Purchaser Guarantor.

10.16 HOFRECO Guarantee. HOFRECO hereby unconditionally and irrevocably guarantees to the Purchaser the performance of each of the obligations and the undertakings of the Seller under this Agreement when and to the extent the same are required to be performed and subject to all of the terms and conditions hereof. If the Seller shall fail to perform any obligation or undertaking under this Agreement when and to the extent the same is required to be performed, HOFRECO will upon written demand from the Purchaser forthwith perform or cause to be performed such obligation or undertaking, as the case may be. The obligations of HOFRECO under this guaranty are absolute and unconditional, are not subject to any counterclaim, set off, deduction, abatement or defense based upon any claim the HOFRECO may have against the Purchaser (except for any of the foregoing that the Purchaser may have against the Seller under the terms of this Agreement), and shall remain in full force and effect without regard to (a) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of the Seller at or prior to the Closing, or (b) any assignment by the Seller of its rights and obligations under this Agreement to a wholly-owned subsidiary of the Seller or HOFRECO.

[Remainder of page intentionally left blank; signatures follow on next page(s)]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts all as of the day and year first above written.

PURCHASER:

SANDLOT FACILITIES, LLC

By:	/s/ Isaac Harrouche
Name:	Isaac Harrouche
Title:	Authorized Person

Address:
c/o Bolt Ventures I, LLC
34 East 51st Street
New York, NY
Attn: Isaac Harrouche
Email: harrouche@boltventures.com

and

c/o HRS Management LLC
600 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Neel Joshi
Email: njoshi@26n.com

PURCHASER GUARANTOR:

SANDLOT YOUTH SPORTS HOLDINGS, LLC

By:	/s/ Issac Harrouche
Name:	Isaac Harrouche
Title:	Authorized Person

Address:
c/o Bolt Ventures I, LLC
34 East 51st Street
New York, NY
Attn: Isaac Harrouche
Email: harrouche@boltventures.com

and

c/o HRS Management LLC
600 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Neel Joshi
Email: njoshi@26n.com

[Signature Page to Membership Interest Purchase Agreement]

SELLER:

HOF VILLAGE NEWCO, LLC

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

2014 Champions Gateway
Canton, Ohio 44708

SELLER GUARANTOR:

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

2014 Champions Gateway
Canton, Ohio 44708

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT B

Contribution Agreement

(See attached.)